Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 29th day of December, 2021 (the “Effective Date”), by and among LXP Industrial Trust, a Maryland real estate investment trust (“LXP”), Net Lease Strategic Assets Fund L.P. (“NLSA”), a Delaware limited partnership and Lepercq Corporate Income Fund L.P., a Delaware limited partnership (“LCIF” and, together with NLSA and LXP, individually and/or collectively, as the context may require, jointly and severally, “Seller”), and LX JV Investor II LLC, a Delaware limited liability company (“Investor Partner”).

RECITALS

A.       NNN MFG Cold JV L.P., a Delaware limited partnership (the “Partnership”), was formed on October 28, 2021, pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17 101, et seq.), as amended and in effect as of the date of determination, and the Partnership will be governed by a limited partnership agreement (the “Partnership Agreement”), among LXPDK II GP LLC, a Delaware limited liability company, as the general partner, and LXP MFG C L.P., a Delaware limited partnership, and Investor Partner or an affiliate thereof, as limited partners, in substantially the form attached as Exhibit D hereto (the “Partnership Agreement”), it being agreed that, subject to Section 7.6 hereof, any changes to the attached form shall be factual updates only.

B.       The Partnership formed two (2) subsidiaries, (i) NNN MFG Cold Holdco L.P., a Delaware limited partnership (“Holdco LP”), on November 10, 2021, pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17 101, et seq.), as amended and in effect as of the date of determination and (ii) NNN MFG Cold Holdco GP LLC, a Delaware limited liability company (“Holdco GP LLC” and together with Holdco LP, collectively, “Holdco Subsidiaries”), on November 10, 2021, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), as amended and in effect as of the date of determination.

C.       Immediately prior to Closing, subject to Section 7.6 hereof, Purchaser shall assign this Agreement to the Partnership and Holdco LP pursuant to an Assignment of Purchase and Sale Agreement in substantially the form attached as Exhibit A hereto (the “Assignment of Purchase Agreement”).

D.       At Closing, Seller will sell or cause to be sold to Purchaser direct and/or indirect interests in the Owners of the Properties as further described on Schedule 1, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1            Definitions. In addition to the terms defined in this Agreement, the following terms shall have the meanings set forth herein:

“Access Agreement” means that certain Access Agreement, dated as of September 24, 2021, between LXP, Owner, certain other affiliates of LXP, and DKCM LP, as amended by that certain First Amendment to Access Agreement, dated as of October 12, 2021, as further amended by that certain Second Amendment to Access Agreement, dated as of November 1, 2021, as further amended by that certain Third Amendment to Access Agreement, dated as of November 30, 2021 and as further amended by that certain Fourth Amendment to Access Agreement, dated as of December 16, 2021, and as the same may hereafter be further amended, restated, supplemented and/or otherwise modified from time to time.

“Affiliate” shall mean, as to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under Common Control with such first Person.

“Agreement” is defined in the preamble to this Agreement.

“Amended Lex Warren Operating Agreements” is defined in Section 7.3(d) of this Agreement.

“Assignment of Interests” is defined in Section 7.3(c) of this Agreement.

“Assignment of Purchase Agreement” is defined in the recitals of this Agreement.

“Bifurcated Closing Option” is defined in Section 7.6 of this Agreement.

“Broker” means, collectively, the Sale Broker and the Mortgage Broker.

“Business Day” means any day of the year other than Saturday, Sunday or any other day on which banks located in New York, New York generally are closed for business.

“Chester Lender” means JPMorgan Chase Bank, N.A., together with its successors and assigns.

“Chester Loan” means that certain mortgage loan made by the Chester Lender (as assigned and currently serviced by KeyBank Real Estate Capital) to Chester Owner in the original principal amount of $14,000,000.00 secured by the Chester Property.

“Chester Owner” means Lexington Chester Industrial, LLC, a South Carolina limited liability company.

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“Chester Property” means the Property owned by the Chester Owner and located at 590 Ecology Lane, Chester, South Carolina.

“Closing” is defined in Section 7.2 of this Agreement.

“Closing Date” is defined in Section 7.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” is defined in Section 5.1 of this Agreement.

“Common Control” means that two (2) or more Persons are Controlled by the same other Person.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 7, 2021, executed by DKCM LP.

“Control” (and any reasonable variation thereof) means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The possession, directly or indirectly, by another Person of a right to approve or consent to (or otherwise restrict) certain business or affairs of the specified Person through major decision rights or similar protective approval rights shall not, in and of itself, constitute or indicate Control, nor shall a Person be deemed not to possess Control solely because another Person possesses, directly or indirectly, such major decision rights or similar protective approval rights with respect to the specified Person.

“Demand” is defined in Section 10.14(i) of this Agreement.

“Demanding Party” is defined in Section 10.14(i) of this Agreement.

“Deposit” is defined in Section 2.1(a) of this Agreement.

“Dispute Notice” is defined in Section 10.14(i) of this Agreement.

“DKCM LP” means Davidson Kempner Capital Management LP.

“Endorsements” means the endorsements obtained by Purchaser as provided in Section 5.1 of this Agreement.

“Environmental Laws” is defined in Section 3.1(k) of this Agreement.

“ERISA” is defined in Section 3.1(aa) of this Agreement

“Escrowed Title Funds” is defined in Section 5.3(c) of this Agreement.

“Exception Matter” is defined in Section 3.3(a) of this Agreement.

“Existing Insurance Coverage” is defined in Section 3.1(i) of this Agreement.

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“Existing Lender” means the holders of the note(s) in respect of the Existing Loan.

“Existing Loan” means the loan made by Brighthouse Life Insurance Company to Lex Warren L.P. on May 2, 2018, secured by a mortgage encumbering the Property located in Warren, Michigan.

“Existing Loan Documents” means the material documents and instruments evidencing and securing the Existing Loan (excluding any certificates or similar instruments delivered to the lender in connection with the origination of the Existing Loan that do not contain any terms of the Existing Loan, provided that the breach or violation of any such certificates or instruments could not result in an event of default under the Existing Loan), and all amendments, modifications and supplements thereto.

“First Closing” is defined in Section 7.6 of this Agreement.

“First Closing Date” is defined in Section 7.6 of this Agreement.

“First Closing Properties” means the Interests in respect of those Properties designated as “First Closing Properties” on Schedule 1 attached hereto.

“Financing Term Sheet” means that certain letter of interest, dated October 28, 2021, between Bank of America, N.A. and LXP.

“Floor” is defined in Section 3.2 of this Agreement.

“Fundamental Transaction” means any of the following:

(1) LXP consolidates with or merges with or into any person or conveys, transfers, sells or otherwise disposes of or leases (other than existing leases or leases with respect to tenants occupying any properties or amendments of the foregoing) all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with LXP, in any such of the foregoing events pursuant to a transaction in which LXP’s outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where LXP’s outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in LXP’s jurisdiction of formation), or (b) where (i) LXP’s outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (ii) LXP’s shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than fifty percent (50%) of the total outstanding voting stock of the surviving corporation;

(2) LXP is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(3) any other change in the control of LXP that results in Seller not proceeding with the transactions contemplated by this Agreement.

“General Partner” means each of the Persons listed on Schedule 1 hereto under the heading “General Partner.”

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“Governmental Authority” means any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

“Ground Lease” means, any ground lease pursuant to which the Owner is a leasehold owner of such Property and ground leases such Property from a Third-Party Ground Lessor, and, in each case, all amendments thereto.

“Ground Lessee” means an Owner who is a tenant under a Ground Lease.

“Hazardous Materials” is defined in Section 3.1(k) of this Agreement.

“Holdco GP LLC” is defined in the preamble to this Agreement.

“Holdco LP” is defined in the preamble to this Agreement.

“Holdco Subsidiary” is defined in the preamble to this Agreement.

“Houston Tax Appeal” is defined in Section 3.1(s) of this Agreement.

“Indemnified Party” is defined in Section 10.16(b) of this Agreement.

“Independent Contract Consideration” is defined in Section 2.1(d) of this Agreement.

“Individual Interest Price” is defined in Section 2.1.

“Intangible Property” means, as to a Property, all intangible property owned by the Owner and used in connection with the Real Property or the Personal Property including, without limitation, all of the Owner’s right, title and interest in and to all: licenses; approvals; applications and permits issued or approved by any Governmental Authority and relating to the use, operation, ownership, occupancy and/or maintenance of the Real Property or the Personal Property; utility arrangements; access agreements; indemnities; claims against third parties; warranties; surety bonds; letters of credit; plans; drawings; specifications; surveys; maps; engineering reports and other technical descriptions; books and records; insurance proceeds and condemnation awards; and all other intangible rights used in connection with or relating to the Real Property or the Personal Property, including rights, if any to current and past names of the Real Property.

“Interest” means a direct or indirect equity interest in an Owner, as described on Schedule 1 hereto.

“Investor Partner” is defined in the preamble to this Agreement.

“Lease” means, any lease or sublease of a particular Property by a Tenant in which an Owner is the landlord or sublandlord, and all amendments, modifications and/or

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supplements thereto. For the avoidance of doubt, the term “Lease” does not include any Ground Lease.

“Loan” means the non-recourse mortgage loan (and, if applicable, mezzanine loan) that may be obtained by the Partnership (on behalf of certain subsidiaries of the Partnership) to finance a portion of the Sales Price, as more particularly described in the Financing Term Sheet.

“Loan Documents” means the documents that may be executed by Owners and certain Affiliates of Seller in connection with the Loan, including, without limitation, any subordination, non-disturbance and attornment agreements required by the lender under the Loan to be delivered by any Owners and Tenants.

“LXP” is defined in the preamble to this Agreement.

“Material Title Exception” is defined in Section 5.3(a) of this Agreement.

“Metalsa” means Metalsa Structural Products, Inc., a Delaware corporation.

“Metalsa Defaults” means (a)(i) Metalsa’s expansion of the building located at 750 North Black Branch Road, Elizabethtown, Kentucky (“750”) onto Metalsa’s property adjacent to such building, (ii) Metalsa’s amendment to plats affecting 750 resulting in the legal descriptions in the Lease affecting 750, the Ground Lease affecting 750 and the Memorandum of Ground Lease and Memorandum of Lease affecting 750 being different than such plats and (iii) Metalsa’s potential inability to comply with the Owner of 750’s option to purchase the fee interest in respect of 750 and (b)(i) Metalsa’s amendment to the plat affecting 730 North Black Branch Road, Elizabethtown, Kentucky (“730”) in order to swap certain land previously subject to the Lease affecting 730 with the adjoining property owner, resulting in the legal descriptions in the Lease affecting 730, the Ground Lease affecting 730 and the Memorandum of Ground Lease and Memorandum of Lease affecting 730 being different than such plats and encumbering such swapped land with a mortgage in favor of such adjoining owner’s lender and (ii) Metalsa’s potential inability to comply with the Owner of 730’s option to purchase the fee interest in respect of 730.

“Metalsa Properties” means 750 and 730.

“Mortgage Broker” is defined in Section 10.16(a) of this Agreement.

“OFAC” means the United States Treasury’s Office of Foreign Assets Control, Department of the Treasury.

“Other Loan” is defined in the last paragraph of Article 6 of this Agreement.

“Outside First Closing Date” is defined in Section 7.6 of this Agreement.

“Outside Second Closing Date” is defined in Section 7.6 of this Agreement.

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“Owner” means each of the Persons listed on Schedule 1 hereto under the heading “Owner.”

“Owner Financial Statements” means the balance sheets and statements of income and expenses of the Owners delivered by Seller to Purchaser as of September 30, 2021.

“Owner Organizational Documents” means the certificates of formation, certificates of limited partnership, certificates of conversion, certificates of merger and limited partnership and limited liability company agreements governing each Holdco Subsidiary, each Owner and each General Partner, as applicable, which have previously been delivered to Purchaser, and good standing certificates with respect to each Owner (from each jurisdiction in which an Owner was formed and each jurisdiction in which the Property owned by such Owner is located), each General Partner (from each jurisdiction in which a General Partner was formed) and each Holdco Subsidiary (from each jurisdiction in which a Holdco Subsidiary was formed) to be delivered on or after the Effective Date.

“Partnership” is defined in the Recitals to this Agreement.

“Partnership Agreement” is defined in the Recitals to this Agreement.

“Party” or “Parties” means, individually or collectively, as the case may be, Seller and Purchaser, and their respective permitted successors and assigns.

“Permitted Exceptions” mean such exceptions to title to a Property (i) that are contained in the most recent pro forma Title Policy delivered to Purchaser on or prior to the Effective Date, (ii) that are not Material Title Exceptions, and (iii) that Purchaser has accepted or is deemed to have accepted as provided in Section 5.3 of this Agreement.

“Permitted Lease Modification” is defined in Section 4.1 of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Personal Property” means, as to each Property, all tangible property owned by the Owner now or on the Closing Date and used in conjunction with the operation, maintenance, ownership and/or occupancy of the Real Property including without limitation: furniture; furnishings; art work; sculptures; paintings; office equipment and supplies; landscaping; plants; lawn equipment; and whether stored on or off the Real Property, tools and supplies, maintenance equipment, materials and supplies used in the operation of the Real Property, shelving and partitions, and any construction and finish materials and supplies not incorporated into the improvements and held for repairs and replacements thereto, wherever located.

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“Property” means, for each property described on Schedule 1 hereto, the applicable Owner’s fee simple or leasehold right, title and interest, if any, as applicable, in Real Property, together with such Owner’s right, title and interest in the Leases, Ground Leases, Personal Property and Intangible Property related to it, and “Properties” means all Property collectively.

“Purchaser” means (i) Investor Partner, in respect of any time prior to Closing (including, without limitation, for purposes of Purchaser’s representations and warranties set forth in Section 3.5 and any reference herein to facts, circumstances, events and/or documents being “disclosed to Purchaser”) and (ii) the Partnership, in respect of any time at or after Closing.

“Purchaser’s Affiliates” is defined in Section 3.3(a) of this Agreement.

“Real Property” means, as to each Property, the real property, together with all rights, privileges, hereditaments and interests appurtenant thereto, including, without limitation: any water and mineral rights, development rights, air rights, easements, and any and all rights of the Owner in and to any streets, alleys, passages and other rights of way; and all buildings and other improvements located on or affixed to such real property and all replacements and additions thereto.

“Sale Broker” is defined in Section 10.16(a) of this Agreement.

“Sales Price” is defined in Section 2.1 of this Agreement.

“Second Closing” is defined in Section 7.6 of this Agreement.

“Second Closing Date” is defined in Section 7.6 of this Agreement.

“Second Closing Properties” means the Interests in respect of the Properties designated as “Second Closing Properties” on Schedule 1 attached hereto.

“Seller” is defined in the preamble to this Agreement.

“Seller’s Affiliates” is defined in Section 10.15 of this Agreement.

“Seller’s Warranties” is defined in Section 3.2 of this Agreement.

“Service Provider Contracts” is defined in Section 3.1(g) of this Agreement.

“Surviving Obligations” is defined in Section 5.3(c) of this Agreement.

“Tenant” means a direct tenant (or subtenant, with respect to any Property subject to a Ground Lease) of the Owner of any Property pursuant to such tenant’s applicable Lease.

“Third-Party Ground Lessor” means the Person who is the landlord under a Ground Lease in which an Owner is the Ground Lessee.

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“Title Company” means First American Title Insurance Company, 1125 17th Street, Suite 750, Denver, Colorado 80202, Attention: Jordan Dunn.

“Title Exception” is defined in Section 5.3(a) of this Agreement.

“Title Objection Notice” is defined in Section 5.3(a) of this Agreement.

“Title Policy” means an ALTA or TLTA Owner’s Policy of title insurance with respect to each Property, issued by the Title Company as of Closing, in the amount of the Sales Price for the applicable Interest related to such Property, containing the Endorsements, and insuring that the Owner of the Property is the owner of fee simple title or leasehold title, as applicable, to the Property, subject only to the Permitted Exceptions.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, mortgage, intangibles and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Unfunded TI Allowances” is defined in Section 7.5(b) of this Agreement.

“Updated Survey” is defined in Section 5.2 of this Agreement.

“Warranty Expiration Date” is defined in Section 3.2 of this Agreement.

ARTICLE 2
Sales Price

2.1            The aggregate purchase price for the Interests is FIVE HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($550,000,000.00) (the “Sales Price”). The allocated Sales Price for each Interest individually is as set forth in Schedule 1 attached hereto (each, an “Individual Interest Price”).

The Sales Price will be paid as follows:

(a)             Deposit. Within two (2) business days after the Effective Date (or on the Effective Date, if the Effective Date is the same date as the Closing Date), Purchaser shall deposit in escrow with the Title Company TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) (the “Deposit”) to be held and released by Title Company in accordance with this Agreement, including the provisions of Section 10.14 of this Agreement. Purchaser's deposit of the Deposit with the Title Company within the prescribed time period is a condition precedent to the effectiveness of this Agreement; and, if Purchaser fails to deliver the Deposit to the Title Company within the time prescribed, this Agreement will be of no further force and effect; provided however, the Parties acknowledge and agree that if the Effective Date is the same date as the Closing Date, Purchaser’s obligations under this Section 2.1(a) shall be deemed to have been satisfied if Purchaser funds the entire Sales Price in accordance with Section 2.1(c) below rather than separately funding the Deposit. The Deposit shall be held in an interest-bearing account and all interest thereon shall be deemed a part of the Deposit. If the Closing as contemplated hereunder should occur, then the Deposit will be paid by the Title Company to Seller at the Closing, and the Deposit will be credited against the Sales Price payable by Purchaser to Seller at the Closing. The

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Deposit will be non-refundable to Purchaser except that the Deposit will be refundable to Purchaser if this Agreement is canceled and terminated by Purchaser under Section 3.3(b) (“No Liability for Exception Matters”), Section 5.3(b) and (c) (“Title Objections”), Section 6.1 (“Obligation of Purchaser”), Section 9.1 (“Casualty”), Section 9.2 (“Condemnation”) and Section 10.1(b)(i) (“Remedies”).

(b)             Existing Loan. Purchaser shall receive a credit against the Sales Price at the Closing for the outstanding principal balance of the Existing Loan. Purchaser shall not receive a credit against the Sales Price for the amount of any escrows or reserves paid by Seller and held by the Existing Lender as of the Closing Date and Purchaser shall pay to Seller the amount of such escrows or reserves in addition to the Sales Price (and the amount held by the Existing Lender shall continue to be held as the escrows or reserves under the Existing Loan, but Seller shall have no further right to such amount).

(c)             Balance. The balance of the Sales Price, after applying, as a partial payment of the Sales Price, the Deposit, and subject to adjustment for all credits, prorations and closing costs provided for in this Agreement, will be paid to the Title Company for payment to Seller at the Closing hereunder, in each case, by wire transfer of immediately available funds.

(d)             Independent Contract Consideration. The sum of $100.00 (the “Independent Contract Consideration”) is a non-refundable portion of the Deposit as consideration for Purchaser’s exclusive right to inspect and purchase the Interests pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. Any reference in this Agreement to Purchaser receiving back the Deposit means the Title Company shall return the Deposit (less the non-refundable Independent Contract Consideration) to Purchaser and deliver the Independent Contract Consideration to Seller.

2.2            The Parties hereto acknowledge and agree that the value of the Personal Property is de minimis and that no part of the Sales Price is allocable thereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of Seller. Seller hereby represents and warrants as follows to the Purchaser:

(a)             Due Organization. Each Seller, each Holdco Subsidiary, each General Partner and each Owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted. No Holdco Subsidiary, General Partner or Owner has been registered under, been known by, or conducted business under any name other than the current name of such Holdco Subsidiary, General Partner or Owner listed in this Agreement, except as included in any Owner Organizational Documents delivered to Purchaser prior to the Effective Date.

(b)             Due Authorization. Seller has the power and authority to enter into this Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing and to perform its obligations hereunder and thereunder.

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(c)             Due Execution and Delivery. This Agreement has been, and all documents executed by Seller which are to be delivered to Purchaser at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller, the Interests or the Properties are subject.

(d)             Conflicts; Consents. The execution and delivery of this Agreement, and the performance by Seller under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice, or both) the terms of any of Seller’s constituent documents, or any judgment, order or decree of any Governmental Authority binding on Seller, and, to Seller’s knowledge, do not breach or violate any applicable law, rule or regulation of any Governmental Authority. The execution, delivery and performance by Seller under this Agreement will not result in a breach or violation of (with or without the passage of time or notice, or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Seller, any Holdco Subsidiary, any General Partner or Owner is subject, assuming that, prior to or simultaneously with the Closing, the Existing Lender provides its consent as required under Section 6.1(d) of this Agreement. All consents of any third parties (including, without limitation, creditors and Governmental Authorities) necessary to such Seller’s execution and delivery of this Agreement and its consummation of the transaction contemplated by this Agreement have been duly obtained prior to the Effective Date, other than the consent of the Existing Lender.

(e)             Interests. Seller holds title to each Interest free and clear of any liens, claims or other encumbrances. Seller holds, either directly or indirectly, one hundred percent (100%) of the Interests. Other than intercompany loans which shall be satisfied in full by the applicable Seller as of the Closing, Seller has not, directly or indirectly, sold, conveyed, transferred, given, pledged, mortgaged or otherwise disposed of, encumbered or granted in any manner any Interest. Other than intercompany loans which shall be satisfied in full by the applicable Seller as of the Closing, there are no outstanding warrants, options, rights, agreements, calls or other commitments to which Seller, any Holdco Subsidiary or any General Partner (directly or indirectly) is a party relating to or providing for the sale, conveyance, transfer, gift, pledge, mortgage or other disposition, encumbrance or granting of, or permitting any Person to acquire any Interest. Seller has the absolute right, power and capacity, to sell, assign, convey, transfer and deliver the Interests as contemplated by this Agreement, free and clear of any liens, claims or other encumbrances. No Owner owns or, to Seller’s knowledge, has at any time previously owned, any material assets or property other than the Property that it currently owns or leases (except for (i) any assets or property related to the Property and (ii) property that may be the subject of a swap of property and/or acquisition of any additional property in connection with Metalsa curing the Metalsa Defaults and which swapped or acquired property has been or shall be disclosed to Purchaser) and has not engaged in any business other than the ownership, development, operation, use, management, maintenance, leasing and financing of such Property. No General Partner owns, or has at any time previously owned, any assets or property other than the general partnership interest in the applicable Owner that it currently owns, and no General Partner has engaged in any business other than the ownership of such general partnership interest. No Holdco Subsidiary owns, or has at any time previously owned, any assets or property other than the general partnership or limited partnership interest in the applicable Owner that it currently owns, and no Holdco Subsidiary has engaged in any business other than the ownership of such general

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partnership or limited partnership interest. Each Holdco Subsidiary, Owner and General Partner is, and has been at all times during Seller’s ownership of such Holdco Subsidiary, Owner and General Partner, treated as a disregarded entity from its owner for U.S. federal income tax purposes.

(f)              Litigation. Except as disclosed in writing to Purchaser, there is no action, suit or proceeding, or any order, decree or judgment, at law or in equity pending or, to Seller’s knowledge, threatened against any Interests, Seller, Holdco Subsidiary, Owner or General Partner that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of any Holdco Subsidiary, Owner or General Partner, or that challenges or impairs Seller’s ability to execute, deliver or perform under this Agreement or to assign the Interests, or to consummate the transaction as contemplated herein. Except as disclosed in writing to Purchaser, to Seller’s knowledge, there is no action, suit or proceeding, or any order, decree or judgment, at law or in equity pending or threatened against the Properties that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Properties, or that challenges or impairs Seller’s ability to execute, deliver or perform under this Agreement or to assign the Interests, or to consummate the transaction as contemplated herein.

(g)             Leases. Seller has made available to the Purchaser true, correct and complete copies of all of the Leases affecting the Properties including all guarantees of such Leases. Other than the Leases and the Ground Leases, any matters of record as reflected in the Title Commitments and as disclosed in writing to Purchaser, none of Seller, any Holdco Subsidiary, any General Partner or any Owner has entered into any contract or agreement with respect to the occupancy of the Properties or any portion or portions thereof which will be binding on the Owners after the Closing, other than (i) consent and recognition agreements with respect to (x) subleases and (y) Tenant equipment financings and (ii) customary agreements for utilities, cable, antennae, fiber optic and other similar service providers (collectively, the “Service Provider Contracts”). To the extent such Service Provider Contracts are in Seller’s actual possession, Seller has made available to Purchaser true, correct and complete copies of such Service Provider Contracts. Except as disclosed in writing to the Purchaser, as of the Effective Date (i) no written notice has been given or received by any Owner under such Leases with respect to any material default under the Leases that remains uncured and (ii) to Seller’s knowledge, no material default exists on the part of any Tenant under such Leases, except for the Metalsa Lease Defaults. Except for the Unfunded TI Allowances and as otherwise disclosed in writing to the Purchaser, there is no free rent outstanding under any Lease, all of the Owner’s obligations to construct tenant improvements have been performed in full, all of the Owner’s obligations to reimburse Tenants for tenant improvements under the Leases and all concessions from the Owner under the Leases have been paid in full, and no leasing commissions are due under the Leases or any separate leasing commission or brokerage agreements. No Tenant has paid any base rent, additional rent or any other amount due under the Lease more than one (1) month in advance of the applicable due date, other than any security deposits (but any advance payment thereof after the Effective Date shall not constitute an Exception Matter if such payment is prorated as provided in Section 7.5 of this Agreement). Except as disclosed in writing to the Purchaser, there are no security deposits paid by Tenants, but any application of security deposits in accordance with the applicable Leases after the Effective Date shall not constitute an Exception Matter.

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(h)             Ground Leases. Seller has made available to Purchaser true, correct and complete copies of all of the Ground Leases affecting the Properties. Except as disclosed in writing to Purchaser, as of the Effective Date no written notice has been given or received by Owner with respect to any material default under a Ground Lease that remains uncured and, to Seller’s knowledge, as of the Effective Date no monetary or material non-monetary default exists on the part of any Third-Party Ground Lessor or Owner under such Ground Leases, except for the Metalsa Defaults.

(i)              Insurance Policies. Seller has furnished to Purchaser an accurate schedule of all current insurance policies maintained by Seller that now affect the Properties to the extent of the terms and conditions of each such policy (the “Existing Insurance Coverage”). The Existing Insurance Coverage is in full force and effect, and all premiums due thereunder have been paid (or will be paid, if payment first becomes due after the Effective Date and before the Closing Date) for a period extending through the Closing Date, and, to Seller’s knowledge, as of the Effective Date neither Seller nor any Owner has received any written notice from the respective insurance carrier(s) which provides the Existing Insurance Coverage stating that any of the Existing Insurance Coverage will not be renewed, or that any work is required to be performed to the Property.

(j)              Legal Compliance. Except as disclosed in writing to Purchaser, as of the Effective Date no Seller or any Owner has received any written notice from any Governmental Authority of any violation or alleged violation of any laws, rules, regulations or codes, including, without limitation, applicable zoning, subdivision, fire safety, building and other governmental laws and ordinances, with respect to any Interests or Property that (i) are an Owner’s obligation to cure pursuant to any of the Leases, (ii) if not cured would have a material adverse effect on such Property or Owner’s ability to conduct its business and (iii) remains uncured.

(k)             Environmental. Except as disclosed in (i) writing by Seller to Purchaser or Purchaser’s Affiliates, (ii) any environmental site assessments, correspondence or other information delivered to Purchaser or Purchaser’s Affiliates via email or any online “data room” created by Seller or Broker to which Purchaser or Purchaser’s Affiliates had access or (iii) any environmental site assessments, correspondence or other information obtained by Purchaser or Purchaser’s Affiliates prior to the Effective Date, (x) no Owner has received written notice from any Governmental Authority or any other Person alleging that such Owner or any portion of any Property is not in compliance with any Environmental Laws (as hereinafter defined) and (y) no Owner or, to Seller’s knowledge, any Tenant, Third-Party Ground Lessor or any other Person, including, without limitation, any management company, contractor or agent of any Owner, has used, generated, processed, stored, released, transported or disposed of Hazardous Materials (as hereinafter defined) on, at or under any Property, except in material compliance with applicable Environmental Laws. “Hazardous Materials” means inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, mold, oil, or related materials that are listed in or regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section

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1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), or any other applicable federal, state or local laws imposing requirements or standards of conduct related to protection of the environment, protection of natural resources or protection of human health from Hazardous Materials (collectively, “Environmental Laws”). The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(l)              Disclosure. To Seller’s knowledge, other than the documents delivered to Purchaser and matters of record appearing in the Commitments, no Holdco Subsidiary, General Partner or Owner has any material agreements of any kind relating to the Interests or the Properties to which any Holdco Subsidiary, General Partner or Owner would be bound after Closing and Seller has no material agreements of any kind relating to the Interests to which Purchaser would be bound after Closing, other than agreements the costs of which shall be disclosed in the “2022 Annual Business Plan” defined in the Partnership Agreement.

(m)           Existing Loan. (i) Seller has delivered true, correct and complete copies of the Existing Loan Documents to Purchaser, (ii) the payments due under or with respect to such Existing Loan are current and interest has been paid through the date set forth on the loan statements with respect to the Existing Loan disclosed in writing to Purchaser, (iii) no notices of default have been received from (or on behalf of) the Existing Lender or its servicer with respect to any default that remains outstanding and uncured and (iv) except as disclosed to Purchaser in writing, to Seller’s knowledge, there exists no outstanding and uncured monetary or material non-monetary default under the Existing Loan Documents. The outstanding principal balance of the Existing Loan as of the Effective Date is as set forth on the loan statement with respect to the Existing Loan disclosed in writing to Purchaser. The Existing Loan is fully funded and the applicable Owner is not entitled to receive any additional advances pursuant to the Existing Loan Documents. All origination, funding or other similar fees payable to the Existing Lender under the Existing Loan Documents have been paid in full. No Property, other than that securing the Existing Loan, is subject to any mortgage created or assumed by Seller.

(n)             Anti-Terrorism. None of Seller, any Holdco Subsidiary, any General Partner or any Owner is acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(o)             Management Agreements. As of the Effective Date there are no property or asset management agreements currently in effect relating to the management of any Property, whether with an affiliated or third-party management company, to which Seller, any Holdco Subsidiary, Owner, General Partner or any of their respective Affiliates are parties.

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(p)             Employees. No Holdco Subsidiary, Owner or General Partner has any employees.

(q)             Condemnation. No Owner has received any written notice of, and, to Seller’s knowledge, there is not, any pending or threatened action by any Governmental Authority having the power of eminent domain, which could reasonably be expected to result in any part of any Property being taken by condemnation or conveyed in lieu thereof.

(r)              Bankruptcy. No Seller, Holdco Subsidiary, General Partner or Owner has made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of such Seller, Holdco Subsidiary, General Partner or Owner, for the Interests or any Property or any part thereof or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened.

(s)             Taxes. Other than taxes required under any Lease to be paid by a Tenant, Seller has paid or caused to be paid any and all federal, state and local taxes attributable to each Owner, General Partner, Holdco Subsidiary, the Interests and the Properties that are due and payable prior to the Effective Date (taking into account applicable extensions). Seller has timely filed or caused to be filed (taking into account applicable extensions) all material tax returns required to be filed with respect to each Owner, General Partner, Holdco Subsidiary, the Interests and the Properties (or any portion thereof), and all such tax returns are true, correct, and complete in all material respects. Other than with respect to real property tax assessments described in Section 3.1(y), none of Seller, any Holdco Subsidiary, any General Partner, or Owner (x) has any knowledge of any proceeding by any Governmental Authority for the enforcement of collection of taxes for which any Holdco Subsidiary, General Partner or Owner is responsible, (y) has granted any waiver of any statute of limitation with respect to, or any extension of a period for, the assessment of any taxes for which any Holdco Subsidiary, General Partner or Owner is responsible, and (z) has received any written notice of a special tax or assessment to be levied with respect to a Holdco Subsidiary, General Partner or Owner (in its capacity as a partnership or limited liability company, not as an owner of real estate) or the Interests, except as disclosed in writing to Purchaser. To Seller’s knowledge, Seller has not received any written notice of any claim by an authority in a jurisdiction where the Holdco Subsidiaries, General Partners or Owners do not file tax returns that any Holdco Subsidiary, General Partner or Owner is or may be subject to taxation by that jurisdiction. No Holdco Subsidiary, General Partner or Owner has made an election to be taxed as a corporation taxable under Subchapter C of the Code. Seller has not received a written notice of (1) any pending tax audit with respect to any Holdco Subsidiary, General Partner or Owner or (2) any dispute or claim by any authority in a jurisdiction where the Holdco Subsidiaries, General Partners or Owners files tax returns concerning any liability for taxes of any Holdco Subsidiary, General Partner or Owner. As of the Effective Date Seller has not initiated any real estate tax appeals concerning any Property that are pending, other than with respect to the Property located at 13863 Industrial Road, Houston, Texas (the “Houston Tax Appeal”).

(t)              Organizational Documents. The copies of the Owner Organizational Documents delivered to the Purchaser prior to the Effective Date are true, correct

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and complete copies and no amendments thereto, oral or written, have been filed, executed or made except as included or disclosed in such Owner Organizational Documents delivered to Purchaser.

(u)             Intentionally Omitted.

(v)             Liabilities. As of the Closing Date, (a) there will be no liabilities in accordance with generally accepted accounting principles of any Holdco Subsidiary, General Partner or Owner that have not been disclosed to Purchaser (i) of which Seller has actual knowledge and (ii) for which Purchaser, any Holdco Subsidiary, any General Partner or any Owner will be responsible following Closing, and as of the Closing Date, none of the Purchaser, any Holdco Subsidiary, any General Partner or any Owner will be a debtor under any financing, other than the Existing Loan, the Loan, trade payables incurred in the ordinary course of business and as otherwise shown on the Owner Financial Statements and (b) there will be no liabilities in accordance with generally accepted accounting principles of Chester Owner with respect to the Chester Loan.

(w)           Owner Financial Statements. The Owner Financial Statements referred to herein are current, correct and complete in all material respects, fairly present the financial condition and assets of each Owner as of September 30, 2021 and no other liabilities are required by U.S. generally accepted accounting principles to be disclosed thereunder. Since the date of the Owner Financial Statements, except as otherwise disclosed in writing to Purchaser, there has been no material change in the financial position of the Holdco Subsidiaries, General Partners, the Owners, the Interests or the Properties.

(x)             Not a Foreign Person. None of Seller, any Holdco Subsidiary, any General Partner or any Owner is a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 or Section 1446(f) of the Code.

(y)             Proposed Assessments. Other than as disclosed in writing to Purchaser, no Owner has received any written notice of any assessments proposed to be assessed against any Property by any Governmental Authority for public or private improvements for which such Owner would be, in whole or in part (as opposed to any Tenant or Third-Party Ground Lessor, being solely), liable after the Closing Date.

(z)             Licenses. Seller has made available to Purchaser true, correct and complete copies of all material licenses and permits issued to the Owners and in Seller’s actual possession.

(aa)          ERISA. Neither the Interests nor any Property is a “plan asset” as defined in the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and the transaction contemplated by this Agreement is not a “prohibited transaction” under ERISA.

The Parties agree that any reference in this Agreement to (y) receipt of written notice by Seller, or words of similar import, means the actual receipt by Seller of the notice (but not including receipt by email unless email is the only form of acceptable notice under the notice provisions of the applicable document in question, or any amendment, supplement or modification thereto, or otherwise under applicable law), but shall not mean receipt by any Person whose actions may be imputed to Seller and (z) true, correct and complete copies shall mean only that the applicable

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documents provided to Purchaser are the same documents as in Seller’s files. Further, Investor Partner acknowledges and agrees that the transaction contemplated by this Agreement is not subject to any right of first offer/refusal in favor of the Third-Party Ground Lessors or Tenants pursuant to the Ground Leases or Leases.

3.2            Enforcement. The representations and warranties set forth in Section 3.1 (“Seller’s Warranties”) will be void, ab initio, and will lapse and terminate if this Agreement terminates or is terminated, except if this Agreement is subsequently reinstated by mutual agreement of the Parties or if Seller exercises any applicable right hereunder to nullify a termination by Purchaser. The Seller’s Warranties shall be deemed to be remade at Closing, subject in each case to any Exception Matter as described in Section 3.3 below and the provisions of Section 3.3(b) of this Agreement. If the Closing occurs, Seller’s Warranties will survive the Closing hereunder, for the benefit of the Purchaser for a period ending at 5:00 p.m. New York time on the date that is (a) nine (9) months after the Closing Date, with respect to all representations and warranties other than those set forth in Sections 3.1(k) and 3.1(v)(b), (b) twelve (12) months after the Closing Date with respect to the representations and warranties in Sections 3.1(k) and (c) three (3) years after the date of defeasance of the Chester Loan with respect to the representations and warranties in Section 3.1(v)(b) (collectively, the “Warranty Expiration Date”). No claim for a breach of any Seller’s Warranties, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the “Floor”) (but in the event Purchaser’s claims exceed such amount, Seller shall be responsible for the entire amount of such claims and not just the excess amounts above such threshold, subject to Section 10.17); provided, that, such minimum amount shall not apply with respect to any claims made by Purchaser pursuant to Sections 7.4, 7.5 or 10.16 of this Agreement. To the extent a claim for a breach of any Seller’s Warranties relates to matters covered by the Title Policies, Purchaser shall first exhaust all of its remedies against the Title Company under such Title Policies before it may bring an action against Seller for such breach of Seller’s Warranties; provided, however, if Purchaser has given notice to Seller of any such claim prior to the applicable Warranty Expiration Date, Purchaser’s time to commence an action against Seller shall be tolled until a final, non-appealable judgement shall have been issued in Purchaser’s action against the Title Company or such action shall have been settled by the parties thereto. Any amounts recovered by Purchaser from any Title Policies shall offset any damages to which Purchaser may be entitled as a result of a breach of any applicable Seller’s Warranties, subject to the provisions of this Section 3.2 and Section 10.17 of this Agreement. Seller will not be liable or responsible in any circumstances for any special, incidental, exemplary, indirect or consequential damages or lost profits, and the Purchaser hereby releases and waives all claims for special, incidental, exemplary, indirect and consequential damages and lost profits, except to the extent Purchaser has paid or is required to pay to a third party any such punitive or consequential damages in connection with the breach of Seller’s representations and warranties contained in Section 3.1(k). If, on or prior to the applicable Warranty Expiration Date, the Purchaser has not notified Seller, in writing, of any claim the Purchaser has against Seller for breach of any of Seller’s Warranties and, within thirty (30) days after the applicable Warranty Expiration Date, commenced an action against Seller, Purchaser will be forever barred and precluded from making a claim based upon any breach of the Seller’s Warranties, and Seller will be deemed released from all liabilities and obligations with respect thereto.

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3.3            No Liability for Exception Matters.

(a)             As used herein, the term “Exception Matter” will refer to (i) a fact, circumstance, potential claim, or other matter disclosed in writing to Purchaser, Affiliates of Purchaser and each of their partners (direct or indirect, other than any Seller, Holdco Subsidiary, General Partner or Owner), officers, directors, shareholders, members, managers, agents, employees or contractors (collectively “Purchaser’s Affiliates”) by Seller, Seller’s agents, employees or contractors, Broker, Tenants or a Third-Party Ground Lessor in writing before the Closing Date, including, without limitation, all documents delivered to Purchaser or Purchaser’s Affiliates prior to the Closing Date via email or any online “data room” created by Seller or Broker to which Purchaser or Purchaser’s Affiliates had access or (ii) a fact, circumstance, potential claim, or other matter known by Purchaser or Purchaser’s Affiliates (provided that for Purchaser’s contractors only, the fact, circumstance, potential claim, or other matter known would be with respect to matters for which such contractor has been retained by Purchaser or Purchaser’s Affiliates (or for whom Purchaser has been granted reliance status by the applicable contractor) to perform diligence in its professional capacity in respect of the applicable Property) before the Closing Date, in each case that would make a representation or warranty of Seller contained in this Agreement (including any Seller Warranty) untrue or incorrect and would collectively with all other valid claims for breach of Seller’s Warranties exceed the Floor. Purchaser and Seller will promptly notify each other in writing of any Exception Matter of which it obtains knowledge before the Closing.

(b)             If an Exception Matter arises and is disclosed in writing to Seller or Purchaser, Seller shall have the option to adjourn the Closing for a period not to exceed ninety (90) days to endeavor to cure the applicable Exception Matter such that Seller’s Warranties will remain true and correct, which option may be exercised by Seller by providing written notice to Purchaser at any time prior to five (5) Business Days before the Closing Date (or, if the Exception Matter is discovered by Seller within five (5) Business Days before the Closing Date, such written notice must be provided before the Closing Date). In the event Seller fails to timely exercise such option to adjourn Closing or exercises such option but is unable to cause such Seller’s Warranties to be true and correct within such period described above, or exercises such option but subsequently notifies Purchaser within such ninety (90) day period that Seller will not undertake to cause the Seller’s Warranties to be true and correct, then, in each case, Purchaser may terminate this Agreement by delivering notice of such termination to Seller within five (5) days after the earlier to occur of (i) the date by which Seller was required to, but failed, to exercises such option to adjourn the Closing, (ii) the expiration of the date by which Seller had the right to cure such Exception Matter or (iii) the date on which Seller notified Purchaser in writing that it would not undertake to cure such Exception Matter. If Purchaser terminates this Agreement, Seller may elect by written notice to Purchaser, delivered to Purchaser within ten (10) days after receipt of Purchaser’s termination notice, to nullify the termination notice by agreeing to credit the Purchaser at Closing the amount by which the Exception Matter in question diminishes the value of the applicable Property or Properties (such amount to be mutually reasonably agreed upon by the Parties), and the Purchaser shall close this transaction notwithstanding such Exception Matter. Purchaser’s failure to deliver a termination notice within the time set forth above shall be deemed a waiver of Purchaser’s right to terminate this Agreement by reason of an Exception Matter, Purchaser shall proceed to Closing and consummate the acquisition of the Interests subject to and by accepting such Exception Matter without reduction in the Sales Price and Seller will have no

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liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement. If Purchaser terminates this Agreement and Seller does not nullify such termination, the Deposit shall be returned to Purchaser by the Title Company, and, thereafter, the Purchaser and Seller shall have no further rights, liabilities or obligations hereunder other than as set forth in Section 10.1(b), save and except that the Purchaser will continue to be liable for the Surviving Obligations.

(c)             The following provisions shall apply notwithstanding the provisions of Section 3.3(b) above:

(i)              If the Exception Matter results from a notice relating to condemnation, in which case the provisions of Section 9.2 shall govern, Purchaser’s right to terminate this Agreement pursuant to Section 3.3(b) shall not apply and Purchaser shall proceed to Closing hereunder notwithstanding such changed fact or circumstance, subject to any termination rights under Section 9.2;

(ii)            If an Exception Matter arises prior to the Effective Date and Purchaser executes and delivers this Agreement, Purchaser shall be deemed to have waived its right to terminate this Agreement as a result of such Exception Matter, Seller’s Warranties shall be deemed modified for all purposes by such Exception Matter, Purchaser shall (subject to the other terms and provisions of this Agreement) proceed to Closing and consummate the acquisition of the Properties subject to and by accepting such Exception Matter without reduction in the Sales Price and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement; and

(iii)          if an Exception Matter arises and Purchaser fails to notify Seller thereof prior to the Closing Date, Seller’s Warranties shall be deemed modified by such Exception Matter and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement.

3.4            Seller’s Knowledge. For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they will be deemed to mean and are limited to the current actual knowledge only of Lara Johnson, Natasha Roberts and James Dudley without inquiry, and not any implied, imputed or constructive knowledge of such individual or of Seller; it being understood and agreed that such individual will have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

3.5            Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as follows to Seller.

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(a)             Due Organization. Purchaser has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted.

(b)             Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary limited liability company action, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any Person (including without limitation, its partners, managers or members) is required to be made, obtained, or given by Purchaser in connection with the execution, delivery, and performance of this Agreement or, if required, such consent or action has been obtained or taken. Without limiting the generality of the foregoing, the performance of this Agreement by Purchaser does not require the consent of the holder of any lien or loan encumbering Purchaser. Additionally, the execution, delivery and performance of this Agreement by Purchaser does not conflict with any organizational documents of Purchaser. Purchaser has duly and validly executed and delivered this Agreement.

(c)             Enforceability. This Agreement constitutes, and the documents executed pursuant to this Agreement when executed will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors’ rights, or by general equitable principles.

(d)             Conflicts. The execution and delivery of this Agreement, and the performance by Purchaser under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of Purchaser’s constituent documents, any judgment, order or decree of any Governmental Authority binding on Purchaser, and, to Purchaser’s knowledge, do not breach or violate any applicable law, rule or regulation of any Governmental Authority. The execution, delivery and performance by Purchaser under this Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound. All consents of any third parties (including, without limitation, creditors and Governmental Authorities, but excluding Seller or any Affiliate of Seller) necessary to Purchaser’s execution and delivery of this Agreement and its consummation of the transaction contemplated by this Agreement have been duly obtained prior to the Effective Date.

(e)             Sufficient Funds. Purchaser has sufficient funds available to acquire the Interests in accordance with the terms of this Agreement.

(f)              Seller’s Warranties. Purchaser has no knowledge that any of Seller’s Warranties are untrue in any material respect as of the Effective Date.

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(g)             Anti-Terrorism. Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(h)             Purchaser’s Independent Evaluation. Subject to Seller’s Warranties, as of the Effective Date, Purchaser has had ample opportunities to have to the extent Purchaser deemed necessary:

(i)              Examined and inspected the Interests and the Properties and is satisfied with the physical condition, quality, quantity and state of repair of the Properties in all respects and the status of the Interests, and by proceeding with this transaction will be deemed to have determined that the same is satisfactory to Purchaser;

(ii)            Reviewed the documents and information delivered to Purchaser, or Purchaser’s Affiliates via email or any online “data room” created by Seller or Broker to which Purchaser and Purchaser’s Affiliates had access, or otherwise obtained by Purchaser, and Purchaser, by proceeding with this transaction will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Purchaser;

(iii)          Reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Properties, and Purchaser, by proceeding with this transaction will be deemed to have determined that the same are satisfactory to Purchaser; and

(iv)           Investigated, examined and approved the presence or absence of Hazardous Materials in, on or under the Properties.

(i)              The Purchaser’s representations and warranties set forth in this Section 3.5 shall be deemed remade at Closing.

ARTICLE 4
covenants and agreements of seller

Seller covenants to and with Purchaser between the Effective Date and the Closing Date as follows:

4.1            Leasing Arrangements. Seller shall not (i) enter into or permit any Owner to enter into any new Lease or Ground Lease or any amendments, modifications, expansions or renewals of any existing Lease or Ground Lease (or any memorandums thereof), (ii) consent to or permit

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any Owner to consent to any request made by a Tenant or Third-Party Ground Lessor under the applicable Lease or Ground Lease or (iii) waive in writing or permit any Owner to waive in writing any provisions of any such Lease or Ground Lease, in each case, without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, no such consent shall be required and Seller shall have the right to enter into or cause the applicable Owner to enter into any amendments, modifications, expansions or renewals of any Lease or Ground Lease or grant any consents thereunder (x) that are expressly required by the terms of any Lease or Ground Lease in effect as of the Effective Date as a matter of right for the applicable Tenant or Third-Party Ground Lessor, (y) with respect to the granting of consent only, if the Lease or Ground Lease expressly provides that the applicable Owner’s consent shall not be unreasonably withheld to a request by the applicable Tenant or Third-Party Ground Lessor or (z) that are entered into in connection with rectifying issues related to the description of the property that is the subject of the Leases and Ground Leases related to the Metalsa Properties (it being agreed that in connection therewith Seller also may cause the applicable Owner to exercise the option to purchase the Metalsa Properties and any amendments that apply to 750 and 730 (and are made in accordance with this Agreement) may apply to any or all other Leases and Ground Leases affecting any other Properties in which Metalsa has a fee or leasehold interest) (each, a “Permitted Lease Modification”). Seller shall deliver to Purchaser (a) a copy of any Permitted Lease Modification (including, without limitation, any documents evidencing the option to purchase the Metalsa Properties) within two (2) Business Days after the execution and delivery thereof and (b) copies of any material written correspondence (including emails) delivered by any Owner to, or received by any Owner from, any Tenant or Third-Party Ground Lessor within two (2) Business Days after the delivery or receipt thereof, including, without limitation, any notice of default, any material correspondence related to the Metalsa Defaults, any formal, written request for consent in the manner required by the applicable Ground Lease or Lease or any response from Seller or any Owner to any such request for consent.

4.2            New Contracts. Seller shall not enter into or permit any Holdco Subsidiary, Owner or General Partner to enter into any contract, or modify, amend, renew or extend any existing contract (including, without limitation, any of the Existing Loan Documents, except as required under Section 7.3(e)), that will be an obligation affecting any Interests, Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees shall not be unreasonably withheld, conditioned or delayed), except in the case of any emergency action (and, in the event of such emergency action Seller shall provide a copy of the applicable contract to Purchaser promptly following execution thereof) and contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on thirty (30) days’ (or less) notice.

4.3            Operation of Property. Seller shall cause the applicable Owners to continue to operate the Property in a manner generally consistent with Seller’s and such Owner’s past practices.

4.4            Insurance. Seller shall, at Seller’s expense, continue to maintain substantially the same liability and casualty insurance that Seller currently maintains (including existing deductible amounts) with respect to the Interests and the Properties.

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4.5            Notices to Purchaser. Seller shall cause the applicable Owner to deliver to Purchaser, within three (3) Business Days of receipt thereof (but, in any event, prior to the Closing Date), (a) any notice of any condemnation, eminent domain or other litigation proceeding concerning such Owner or the Properties sent by or delivered to any Owner and (b) any notice of violation concerning such Owner or the Property delivered to such Owner by any Governmental Authority that would have a material adverse effect on the financial condition or results of operations of such Property if not cured. Seller shall cause the applicable Owner to deliver to Purchaser written notice of any casualty that has occurred at or that otherwise affects any Property of which Owner has knowledge within two (2) Business Days following Owner first acquiring knowledge thereof.

4.6            No New Employees. Seller shall not permit any Holdco Subsidiary, General Partner or Owner to hire any employees.

4.7            Real Property Tax Appeals. Seller shall (a) notify Purchaser in writing promptly following the initiation by any Seller, Holdco Subsidiary, General Partner or Owner of any real property tax appeal or any other tax proceedings concerning the Property (or any portion thereof) and shall keep Purchaser reasonably apprised of the status of any such proceedings (including, without limitation, the Houston Tax Appeal), (b) notify Purchaser in writing promptly following Seller receiving written notice from Tenant or any Third-Party Ground Lessor of any real property tax appeal or any other tax proceedings concerning the Property (or any portion thereof) initiated by a Tenant, or Third-Party Ground Lessor and (c) not, without Purchaser’s prior written consent not to be unreasonably withheld, delayed or conditioned, settle any such appeal or proceedings in respect of the current tax year in a manner that would increase the liability of any Owner or otherwise adversely affect the Holdco Subsidiaries, General Partners, the Owners or any Property (or any portion thereof).

4.8            Payment of Taxes; No New Elections and Filings. Seller shall (i) pay or cause to be paid any and all federal, state and local taxes attributable to each Holdco Subsidiary, Owner, General Partner, the Interests and the Properties that are due and payable without penalty prior to the Effective Date (taking into account applicable extensions), other than taxes required to be paid by a Tenant pursuant to any Lease and (ii) not permit any Holdco Subsidiary, General Partner or Owner to make any new elections for income tax purposes.

4.9            No Marketing of the Interests or the Properties. Seller shall suspend (and shall cause its respective employees, agents, Affiliates and any other third parties acting on its behalf to suspend) all discussions relating to a potential sale, recapitalization, joint venture or other equity and/or debt transaction for any or all of the Interests or the Properties with other parties (other than Purchaser and in connection with the Loan) unless otherwise agreed in writing by Purchaser, and, unless otherwise agreed in writing by Purchaser, Seller shall not (and shall cause its respective employees, agents, Affiliates and any other third parties acting on its behalf to not) market the Interests or the Properties in connection with any of the foregoing potential transactions, or otherwise solicit, negotiate or accept any offer to purchase any individual Interests or Property or any direct or indirect interest (including beneficial ownership interests) therein, other than from Purchaser.

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4.10         Cure of Certain Violations. Seller shall use commercially reasonable efforts, at Seller’s sole cost and expense, to cure any notice of violation received by Seller from any Governmental Authority of any applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning, parking requirements and land use) that are any Owner’s responsibility to cure under an applicable Ground Lease or Lease issued prior to Closing concerning any part of the Properties or any of the Interests. Notwithstanding the forgoing, Seller shall have the right to contest any such notice of violation in accordance with applicable law and shall give Purchaser prompt written notice thereof. Seller shall request the applicable Tenant or Third-Party Ground Lessor to cure any notice of violation received by Seller from any Governmental Authority of any applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning, parking requirements and land use) that are any Tenant’s or Third-Party Ground Lessor’s responsibility to cure under an applicable Ground Lease or Lease issued prior to Closing concerning any part of the Properties.

4.11         Seller’s Warranties. Seller’s Warranties shall be modified to the extent of any actions taken (a) in accordance with the provisions of Sections 4.1, 4.2, 4.3 and 4.7, and (b) if required, with the prior written consent of Purchaser, and such actions shall not constitute Exception Matters hereunder.

ARTICLE 5

TITLE MATTERS

5.1            Commitments. Seller has delivered to Purchaser title commitments (the “Commitments”) for ALTA or TLTA Owner’s Title Policies issued by the Title Company, together with an active link to all documents affecting the Real Property as provided by the Title Company and referred to in the Commitments and Purchaser has approved the title exceptions and Endorsements and the state of title set forth in the Commitments and pro forma Title Policies received by Purchaser as of the Effective Date. Purchaser acknowledges it shall obtain its Title Policies, if any, solely from the Title Company.

5.2            Surveys. Seller has delivered to Purchaser an existing survey with respect to each Real Property in Seller’s possession and an updated or new survey prepared for each Real Property (collectively, the “Updated Survey”). Purchaser has approved the matters shown on the Updated Survey.

5.3            Title Objections.

(a)             If (i) an amendment, update or continuation of a Commitment shows a Material Title Exception that is raised by the Title Company for the first time after the Effective Date, or (ii) a Material Title Exception on a survey appears for the first time after the Effective Date, in each case, to which Purchaser does not consent (each, a “Title Exception”), Purchaser will provide Seller with written notice of the Title Exception(s) raised by such matter (the “Title Objection Notice”) within five (5) days after receipt of same. Purchaser’s failure to make such objections within such period will constitute a waiver by Purchaser of any such Title Exceptions. For purposes hereof, the term “Material Title Exception” shall, with respect to Real Property, refer

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to any title matters that in the mutually agreeable opinion of both parties diminishes the value of the Real Property individually, or when aggregated with any other title matters for all Real Property collectively, by more than Five Hundred Thousand and No/100 Dollars ($500,000.00).

(b)             If Purchaser does timely provide a Title Objection Notice to Seller, Seller may endeavor to cure all such Title Exceptions (though Seller shall have no obligation to cure), and Seller shall have the right to adjourn the Closing for up to ninety (90) days to do so. Seller’s failure to deliver a response to the Title Objection Notice within five (5) days after Purchaser’s delivery of a Title Objection Notice shall be deemed Seller’s election not to endeavor to cure such title objection. Purchaser, within five (5) days after the earliest to occur of (a) Seller notifying Purchaser of its election (or Seller’s deemed election in accordance with the immediately preceding sentence) not to endeavor to cure such title objection, (b) Seller notifying Purchaser that it is unable or unwilling to cure a Title Exception it previously notified Purchaser it would endeavor to cure and (c) ninety (90) days from the Purchaser’s delivery of the Title Objection Notice if such Title Exception remains uncured, shall notify Seller that it will either close notwithstanding the Title Exceptions identified in the Title Objection Notice without any reduction in the Sales Price or that it terminates this Agreement. Purchaser’s failure to deliver such termination notice shall be deemed Purchaser’s election to close notwithstanding such Title Exceptions.

(c)             If Purchaser terminates this Agreement pursuant to Section 5.3(b) above, Seller may elect by written notice to Purchaser, within ten (10) days after receipt of the termination notice, to nullify the termination notice by depositing into escrow with the Title Company pursuant to an escrow agreement to be mutually reasonably agreed by the Parties, the amount by which the Title Exception(s) in question diminishes the value of the applicable Real Property (such amount to be mutually reasonably agreed upon by the Parties) (the “Escrowed Title Funds”), and Purchaser shall close the transaction contemplated by this Agreement notwithstanding such Title Exception. After the Closing, subject to the next sentence, Seller may endeavor to cure such Title Exception for a period of up to three (3) months from the Closing Date. If the Title Exception is not cured on or prior to three (3) months after the Closing Date, or if at any time during such three (3) month period Seller notifies Purchaser that it will cease efforts to cure such Title Exception, the Escrowed Title Funds shall be released to the Partnership and thereafter Seller shall have no further obligations hereunder in respect of the Title Exception. If Purchaser terminates this Agreement and Seller does not nullify such termination, the Deposit shall be returned to Purchaser by the Title Company, Purchaser shall retain all rights and remedies under Section 10.1(b) with respect to the intentional creation by Seller of a Material Title Exception and, thereafter, the Purchaser and Seller shall have no further rights, liabilities or obligations hereunder, save and except that Purchaser will continue to be liable for the obligations set forth in Sections 7.4, 10.11, 10.15 and 10.16 (the “Surviving Obligations”). The provisions of this Section 5.3(c) shall survive the Closing.

(d)             Seller will be deemed to have duly cured any defects in title if Seller causes the Title Company to agree to provide the Purchaser, at Closing (at no cost to the Purchaser), with specific title insurance insuring the applicable Owner over any loss occasioned by such defects, pursuant to an endorsement reasonably satisfactory to the Purchaser. Notwithstanding the foregoing or anything to the contrary set forth in this Section 5.3, Seller agrees, and shall be obligated to satisfy, by payment or other appropriate measure of satisfaction as agreed to by Seller, either prior to Closing or simultaneously with Closing by using proceeds from the sale, (i) any

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mortgages, deeds of trust or similar security instrument created or assumed by any Seller, Holdco Subsidiary, General Partner or Owner in respect of the Interests or the Properties (other than the Existing Loan to be indirectly assumed by the Purchaser), or (ii) any other liens against title to the Real Property of parties claiming by, through or under the Seller (but not Tenants or Third-Party Ground Lessors, provided the applicable Tenant or Third-Party Ground Lessor is obligated to remove or otherwise cure such lien under its Lease or Ground Lease and, in such case, Seller shall use reasonable efforts consistent with its past practices to cause such Tenant or Third-Party Ground Lessor to remove or cure such lien, but in no event shall Seller be required to cause Tenant or Third-Party Ground Lessor to cure such lien prior to Closing nor shall the Closing be delayed as a result of such lien) that (solely in the case of this clause (ii)) are curable solely by the payment of a liquidated amount of money not to exceed One Million Dollars ($1,000,000.00) in the aggregate.

ARTICLE 6

CONDITIONS PRECEDENT

6.1            Obligation of Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or waiver by Purchaser, of each of the following conditions:

(a)             Representations and Warranties. Seller’s Warranties shall be true and correct in all material respects when made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for Exception Matters and as otherwise provided in Sections 3.3(b) and (c) of this Agreement.

(b)             No Defaults. Subject to the provisions of Section 10.1(b) of this Agreement, there shall be no breach, violation or default by Seller (beyond any applicable cure periods) of any of its material covenants, agreements, obligations and undertakings contained in this Agreement, including, without limitation, the required delivery and performance by Seller under Section 7.3 of this Agreement.

(c)             Title. At Closing, the Title Company shall be irrevocably committed to deliver to Purchaser Title Policies with respect to the Properties, subject to the payment of premiums therefor.

(d)             Intentionally Omitted.

(e)             Existing Loan. The Existing Lender or any servicer on behalf of the Existing Lender shall have provided its written consent to the Amended Lex Warren Operating Agreements.

6.2            Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, or waiver by Seller, of each of the following conditions:

(a)             Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects when made and on and as of the Closing Date, if applicable, as though such representations and warranties were made on and as of the Closing Date.

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(b)             No Defaults. Subject to the provisions of Section 10.1(a) of this Agreement, there shall be no breach, violation or default by Purchaser (beyond any applicable cure periods) of any of its material covenants, agreements, obligations and undertakings contained in this Agreement, including, without limitation, the required delivery and performance by Purchaser under Section 7.3 of this Agreement.

Seller shall have the right to extend the Closing Date for up to ninety (90) days to endeavor to (i) cause a Seller’s Warranty that is subject to an Exception Matter to be true and correct in accordance with Section 3.3(b) of this Agreement, (ii) cure a Title Exception in accordance with Section 5.3(b) of this Agreement, or (iii) satisfy any of the Closing conditions set forth in Section 6.1 of this Agreement. Subject to Seller’s right to extend the Closing Date as set forth above, if at Closing any of the conditions specified in Sections 6.1 and 6.2 have not been satisfied or (if waivable) waived by the applicable Party, then Purchaser with respect to Section 6.1 and Seller with respect to Section 6.2, may, at such Party’s sole option, deliver to Purchaser or Seller, as the case may be, a written cancellation notice terminating this Agreement and, upon such Party’s receipt of the cancellation notice, this Agreement shall terminate. If such termination results from a failure of the conditions set forth in (x) Section 6.1, the Deposit shall be paid to the Purchaser or (y) Section 6.2, the Deposit shall be paid to Seller; provided, however, if a failure of any condition set forth in Section 6.1 is a result of Seller’s intentional or willful default, then Seller also shall reimburse Purchaser for its actual out-of-pocket third party costs incurred in connection with this Agreement and the transaction contemplated by this Agreement (which may include, without limitation, reasonable attorneys’ fees) in an amount not to exceed Two Million and No/100 Dollars ($2,000,000.00). Upon such payment, the Parties will be mutually released from all liabilities and obligations hereunder, save and except Purchaser will continue to be liable for the Surviving Obligations.

ARTICLE 7

CLOSING; bifurcated closing option

7.1            Sale. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell the Interests to the Purchaser and the Purchaser agrees to purchase the Interests from Seller.

7.2            Closing. Except as otherwise provided in Section 7.6, the consummation of the sale of the Interests to the Purchaser and the other transactions contemplated to occur simultaneously therewith shall take place on a Business Day mutually agreed by the Parties that is on or before December 29, 2021, as such date may be extended as permitted in this Agreement or as otherwise agreed to in writing by Seller and Purchaser (the date of such consummation being hereinafter referred to as the “Closing Date”), through an escrow with the Title Company, requiring the simultaneous delivery of the Interests and payment by the Purchaser and disbursement of the Sales Price to Seller in accordance with Section 2.1 hereof, and upon completion of the deliveries hereunder and satisfaction of the other conditions set forth herein with respect to the sale of the Interests (the “Closing”). Notwithstanding anything herein to the contrary, the Parties acknowledge that the Closing is occurring on the Effective Date.

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7.3            Deliveries by Parties. At Closing, each Party shall make or cause to be made the following deliveries and performance:

(a)             Partnership Agreement. The Partnership Agreement, duly executed by Seller and Purchaser (or their applicable Affiliates).

(b)             Assignment of Purchase and Sale Agreement. Purchaser shall assign its interest in this Agreement to the Partnership and Holdco LP, and the Partnership and Holdco LP shall assume all of Purchaser’s obligations hereunder, pursuant to the Assignment of Purchase Agreement.

(c)             Assignment of Interests. An assignment (the “Assignment of Interests”) of the Interests, in substantially the form attached as Exhibit B hereto, executed and acknowledged by Seller, assigning the Interests to the Purchaser and/or Holdco LP, together with any filings required in the jurisdiction in which the entity to which such Interest relates is organized.

(d)             Organizational Documents. (i) Amended or amended and restated (as applicable) limited liability company and limited partnership agreements of (x) each General Partner and each Owner (other than Lex Warren L.P. and Lex Warren GP LLC) in substantially the form attached as Exhibit F-1 (with respect to any Owner or General Partner that is a limited liability company) and Exhibit F-2 (with respect to any Owner or General Partner that is a limited partnership) hereto and (y) Lex Warren L.P. and Lex Warren GP LLC, to reflect the transaction contemplated by this Agreement (the “Amended Lex Warren Operating Agreements”), (ii) a limited liability company agreement of Holdco GP LLC in substantially the form attached as Exhibit F-3 and (iii) a limited partnership agreement of Holdco LP in substantially the form attached as Exhibit F-4.

(e)             Existing Loan. Any documents (other than the Amended Lex Warren Operating Agreements) required by the Existing Lender in connection with the consent contemplated by Section 6.1(e) above, executed and delivered by the parties thereto, but in no event shall Seller be obligated to provide any indemnities or other agreements creating any material liability or cost to Seller.

(f)              Metalsa Consent. If obtained by Seller, the consent by Metalsa that any future transfer of a direct or indirect interests in each applicable Owner to DKCM LP or any Affiliate thereof shall be permitted under each Lease and Ground Lease between an Owner and Metalsa.

(g)             Closing Statement. The Title Company’s closing statement, duly executed by Seller and Purchaser.

(h)             FIRPTA. A certificate of non-foreign status for purposes of Section 1445 and Section 1446(f) of the Code executed by Seller that complies with the requirements of treasury regulations section 1.1445-2(b).

(i)              Title Company Documents. Any documents reasonably required by the Title Company to consummate the transaction contemplated hereby, including such documentation as the Title Company may reasonably require to evidence the authority of Seller to convey the applicable Interests to Purchaser, Transfer Tax forms and an owner’s affidavit and non-imputation affidavit substantially in the form annexed hereto as of Exhibit C from Seller and Owners, but other than the documentation set forth in this clause (i), neither Seller nor any Owner shall be

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obligated to provide to the Title Company any other indemnities or other agreements creating any liability or cost to Seller or such Owner.

7.4            Costs and Expenses. Premiums for Title Policies and the loan policies of title insurance required in connection with the Loan (if the Loan closes), costs of Updated Surveys and UCC searches, Transfer Taxes, recording fees, escrow fees, if any, Loan (if the Loan closes) and Existing Loan costs and expenses (including, without limitation, any required costs and expenses of the applicable lender(s) and the cost of any interest rate cap or hedge instrument), the fee to the Mortgage Broker, the cost of property condition, environmental assessment and zoning reports with respect to the Properties, any amounts due and payable as of the Closing Date by Lex Duncan L.P. to CBRE, Inc. pursuant to that certain Commission Agreement dated as of December 20, 2021 in connection with that certain Lease Extension Letter dated December 13, 2021 between Lex Duncan L.P. and Plastic Omnium Auto Exteriors, LLC, and other closing costs shall be paid by the Partnership; provided, however, that (a) Seller and Investor Partner shall pay their own legal fees incurred in connection with this Agreement and the Partnership Agreement, (b) Investor Partner shall pay any costs related to its due diligence in respect of the Interests and the Properties not required in connection with the Loan and (c) the fee to the Sale Broker for the equity capitalization of the Partnership shall be paid by Seller pursuant to a separate written agreement between Seller and the Sale Broker. Not later than thirty (30) days after the Closing, the Parties will true up all costs and expenses related to this Agreement and the Access Agreement in accordance with Section 7.5. The provisions of this Section 7.4 shall survive the Closing or the expiration or earlier termination of this Agreement. In the event the Closing does not occur, the provisions of the Access Agreement with respect to costs and expenses shall govern.

7.5            Prorations and Adjustments.

(a)             The Parties, acting in good faith, will prepare prior to Closing a calculation of prorations and other adjustments, which shall include, without limitation, rent and any other income derived by the Owners from the Properties, in each case to the extent actually received by Owners, debt service for the Existing Loan, ground rent payable by the applicable Owners to any Third-Party Ground Lessor, property operating expenses, real property taxes and assessments (on the basis upon which each applicable Tenant is billed by an Owner), personal property taxes and assessments, in all cases to the extent not paid directly by a Tenant or Third-Party Ground Lessor, Tenant and Third-Party Ground Lessor reimbursements, and other customary items, which amounts shall be prorated and adjusted between the Parties as of 11:59 P.M. (Eastern Time) on the day preceding the Closing, based upon the actual number of days in the applicable month or year. It is understood and agreed by the Parties that some of the prorations and their adjustments may be based upon good faith estimates.  The Parties agree to re-prorate and readjust such items on a fair and equitable basis as soon as income or invoices or other bills are available and after final reconciliation with Tenants and Third-Party Ground Lessors, with final adjustment to be made as soon as reasonably possible after Closing. Except as otherwise provided in the first sentence of this Section 7.5(a), all expenses due and payable shall be prorated at Closing on an accrual basis by the Seller and the Purchaser with respect to the pre- and post-sale periods, respectively. Notwithstanding the foregoing, there shall be no proration of property operating expenses, real property taxes and assessments, personal property taxes and assessments to the extent such expenses are payable directly by a Tenant or a Third-Party Ground Lessor. Payments either from or to the Seller or the Purchaser, as the case may be, in connection with the final

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adjustment shall be due within thirty (30) days after a determination of such final adjustment, and the parties shall document the final prorations.  To the extent delinquent rents are received after Closing, such rents shall be applied to current rents due and then to arrearages in the reverse order in which they were due, remitting to the applicable Seller any rent properly allocated to the pre-sale period. After taking into account the prorations required by this Section 7.5(a), all cash reserves in any Owner, General Partner or Holdco Subsidiary bank accounts shall be for the account of Seller. The obligations of Seller and Purchaser under this Section 7.5(a) shall survive the Closing.

(b)             At Closing, Purchaser shall receive a credit against the Sales Price for amounts unpaid as of the Closing Date for the cost of any landlord work and tenant improvements commitments of the Owners as of August 12, 2021, for the Properties located in Crossville, Tennessee, Duncan, South Carolina, Lumberton, North Carolina, Dry Ridge, Kentucky, and Marshall, Michigan (individually, an “Unfunded TI Allowance” and collectively, the “Unfunded TI Allowances”). However, for the Property located in Duncan, South Carolina, because the amount of the Unfunded TI Allowance is not yet finally determined as of the Effective Date, the Parties estimate such amount to be $877,253.50. The actual Unfunded TI Allowance to be credited to Purchaser on the Closing Date in respect of the Duncan, South Carolina Property shall be $877,253.50 less amounts actually expended by Seller as of the Closing Date, as evidenced by invoices. Within thirty (30) days after the work in respect of the Duncan, South Carolina Property is complete, the parties shall reconcile the actual amount of the Unfunded TI Allowance and, if Purchaser’s credit at Closing was less than the actual amount required to be credited to Purchaser, Seller shall pay such difference to Purchaser and, if Purchaser’s credit at Closing was more than the actual amount required to be credited to Purchaser, Purchaser shall pay such difference to Seller. The obligations of Seller and Purchaser under this Section 7.5(b) shall survive the Closing.

(c)             Other than taxes required under a Lease to be paid by a Tenant or a Third-Party Ground Lessor under a Ground Lease, Seller shall remain liable for any and all taxes (including any taxes imposed by a taxing authority pursuant to an audit or other proceeding) determined to have accrued or have been due and payable with respect to a Holdco Subsidiary, General Partner, Owner or the Property (or any portion thereof) on or prior to the Closing Date during the applicable statute of limitations period (other than any Transfer Taxes payable by the Partnership in accordance with Section 7.4 and any taxes subject to the prorations set forth in Section 7.5(a) above).

7.6            Bifurcated Closing Option. If the Loan has not closed by 6:00 p.m. December 29, 2021, Purchaser shall have the option to bifurcate (the “Bifurcated Closing Option”) the Closing by delivering notice to Seller not later than 11:59 p.m. New York time on December 29, 2021 and the Closing (the “First Closing”) of the sale-purchase of the First Closing Properties shall then occur on or before December 30, 2021 (the “Outside First Closing Date”), and the Closing (the “Second Closing”) of the sale-purchase of the Second Closing Properties shall be extended to a date on or before February 16, 2022; provided, if the Loan has not closed on or prior to February 8, 2022 and Purchaser is pursuing another loan with a lender other than Bank of America, N.A. (the “Other Loan”), the Second Closing may be extended on notice from Purchaser to Seller delivered on or before February 8, 2022 to no later than March 10, 2022 ( as applicable, the “Outside Second Closing Date”) to allow Purchaser additional time to satisfy the lender’s closing

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requirements in respect of the Other Loan. In such event, the First Closing shall otherwise proceed (subject to all applicable terms, provisions and conditions of this Agreement, including, without limitation, Article 6 and this Section 7.6) on or prior to the Outside First Closing Date (such date on which the First Closing occurs, the “First Closing Date”) and the Individual Interest Price for each of the Second Closing Properties shall be deducted from the Sales Price to be paid by Purchaser at the First Closing. The Parties agree that the Second Closing shall take place through escrow in accordance with this Article 7 on a Business Day mutually agreed by the Parties that is the earlier of (i) the Business Day on which the Loan or, if applicable, an Other Loan, is expected to close or (ii) the Outside Second Closing Date, unless a later date is mutually agreed by Seller and Purchaser in each of their sole discretions (the “Second Closing Date”); provided that, for the avoidance of doubt, the Second Closing Date may be the same date as the First Closing Date, the First Closing and Second Closing may occur simultaneously, but the First Closing cannot occur beyond the Outside First Closing Date. If Purchaser exercises the Bifurcated Closing Option, the terms “Closing” and “Closing Date” when used in this Agreement shall automatically be deemed to refer to such First Closing or Second Closing, as the case may be, or First Closing Date or Second Closing Date, as the case may be, including, without limitation, for purposes of any representations, warranties and covenants that survive the Closing. If Purchaser elects to exercise the Bifurcated Closing Option, the following provisions shall apply and shall supersede any contrary provision in the Agreement:

(a)             The Parties shall negotiate in good faith to amend the Partnership Agreement to reflect such modifications related to the bifurcation of the Closing and the acquisition of the Second Closing Properties as are reasonably acceptable to the Parties, which amendment shall be executed and delivered on or prior to the Second Closing Date.

(b)             The Deposit shall not be applied against the Sales Price payable at the First Closing, but shall continue as the Deposit under this Agreement to be held and released by Title Company in accordance with this Agreement, including the provisions of Section 10.14 of this Agreement at or prior to the Second Closing.

(c)             The closing conditions set forth in Sections 6.1 other than Sections 6.1(d) and (e) shall apply to the First Closing;

(d)             The closing deliveries set forth in Section 7.3 other than Sections 7.3(d)(i)(y), Section 7.3(e) and Section 7.3(f) (other than with respect to the Property leased by Metalsa and located in Owensboro, Kentucky) shall apply and be required in connection with the First Closing;

(e)             The closing conditions set forth in Sections 6.1 shall apply and be required in connection with the Second Closing, except that notwithstanding the provisions of Sections 3.5 and 6.1(a), Seller’s Warranties shall not be deemed remade as of the Second Closing and shall not be required to be true and correct in all material respects on and as of the Second Closing Date;

(f)              The closing deliveries set forth in Section 7.3 other than Section 7.3(a) shall apply and be required in connection with the Second Closing;

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(g)             A partial Assignment of Purchase Agreement shall be delivered at the First Closing solely with respect to the First Closing Properties and a partial Assignment of Purchase Agreement shall be delivered at the Second Closing solely with respect to the Second Closing Properties;

(h)             References to Two Million and No/100 Dollars ($2,000,000.00) in the paragraph following Section 6.2 and in Section 10.1(b) shall be deemed aggregate amounts of actual out-of- pocket third party costs incurred in connection with the First Closing and Second Closing;

(i)              Section 10.1(b)(i)(B) and the definition of “Fundamental Transaction” shall be deemed deleted from this Agreement from and after the First Closing;

(j)              Section 10.8 shall be amended from and after the First Closing by deleting the words “; provided, however, that until the date that is ten (10) days prior to the Closing Date, Purchaser shall have the right to assign this Agreement to an Affiliate of DKCM LP with advance written notice to, but without the consent of, Seller”;

(k)             The reference to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) in Section 10.17 shall be deemed an aggregate amount for the First Closing Properties and the Second Closing Properties; and

(l)              In no event shall Purchaser have the right to acquire the Second Closing Properties if for any reason Purchaser has not acquired the First Closing Properties.

ARTICLE 8

AS IS

8.1       AS-IS. EXCEPT FOR SELLER’S WARRANTIES IN SECTION 3.1 OF THIS AGREEMENT, THIS SALE IS MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE INTERESTS ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS. EXCEPT FOR SELLER’S WARRANTIES IN SECTION 3.1 OF THIS AGREEMENT, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER WITH RESPECT TO THE INTERESTS OR PROPERTIES AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS MATERIALS OR TOXIC SUBSTANCES, THE PRESENCE OF VIRUSES OR BACTERIA, THE PRESENCE OF LEAD-CONTAINING OR ASBESTOS CONTAINING MATERIALS OR DUST, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL (INCLUDING, BUT

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NOT LIMITED TO, HEALTH AND SAFETY), ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE INTERESTS AND PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN WITH RESPECT TO SELLER'S WARRANTIES, PURCHASER EXPRESSLY RELEASES, AND WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL LAW, STATE OR OTHER LAW, WHETHER IN LAW OR EQUITY THAT PURCHASER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE INTERESTS OR THE PROPERTIES WHETHER ARISING BEFORE OR AFTER THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, ANY PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION THEREOF AND ANY CLAIM FOR INDEMNIFICATION, COST RECOVERY OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. SECTION 9601 ET SEQ.) OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR ORDINANCE RELATING TO LIABILITY OF INTERESTS OR PROPERTY OWNERS FOR ENVIRONMENTAL MATTERS, IN EACH CASE WHETHER KNOWN OR NOT KNOWN TO PURCHASER. Notwithstanding anything herein to the contrary, the terms of this section 8.1 shall not waive or otherwise limit any rights or remedies available under THE PARTNERSHIP AGREEMENT.

/s/ MPB
Purchaser’s Initials

ARTICLE 9

CASUALTY AND CONDEMNATION

9.1            Casualty. In the event a casualty results in damage to any Property that would give a Tenant the right to, and Tenant does, deliver notice to the applicable Owner to terminate its Lease and such terminated Lease(s) results in a reduction of annual net operating income in an amount greater than Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) in the aggregate for all Properties (measured on the current in place annual net operating income for the Properties as of the Effective Date), Purchaser will have the option, exercisable within fifteen (15) days after receipt of Seller's notice that Tenant has cancelled the Lease, of either (i) declaring this Agreement terminated in which event the Title Company will refund to Purchaser the entire Deposit whereupon this Agreement and all rights of the Purchaser hereunder will terminate and neither Seller nor Purchaser will have any further claim against the other, except that Purchaser will continue to be liable for the Surviving Obligations, or (ii) closing in accordance with this Agreement and paying in full the Sales Price, except as set forth below. If Purchaser fails to timely make an election pursuant to the foregoing sentence, Purchaser will be deemed to have elected to proceed with the purchase of the Interests in accordance with clause (ii) above. If Purchaser elects or is deemed to have elected to proceed with the purchase of the Interests or in the event of any other casualty to the Properties, Seller and Purchaser shall proceed to close under this Agreement and Seller will assign to Purchaser at Closing Seller’s rights under any insurance policies to receive insurance proceeds due Seller as a result of such damage or destruction (other than reasonable costs of collection of such proceeds and amounts expended by Seller to secure the Properties safely

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or to repair the Properties) and Purchaser shall assume responsibility (subject to Tenant’s obligations under the Leases) to repair the Properties. The Purchaser also shall receive a credit at Closing for any deductible required by any Lease or Ground Lease to be paid by any Owner under said insurance policies and not expended to secure or repair the Properties.

9.2            Condemnation. If prior to the Closing, such portion of the Real Property is taken by condemnation, eminent domain or deed in lieu thereof or such a taking is threatened in writing by the applicable Governmental Authority having jurisdiction over the Real Property that would give a Tenant the right to, and such Tenant does, deliver notice to the applicable Owner to terminate its Lease and such terminated Lease(s) results in a reduction of annual net operating income in an amount greater than Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) in the aggregate for all Properties (measured on the current in place annual net operating income for the Properties as of the Effective Date), this Agreement will be automatically canceled, the entire Deposit will be returned to Purchaser and thereupon neither party will have any further liability or obligation to the other, except that Purchaser will continue to be liable for the Surviving Obligations. If the Lease is not terminated by Tenant as a result of such condemnation, Purchaser will accept the applicable Interest subject to the condemnation, eminent domain or taking, in which event on the Closing Date the net proceeds of Seller’s interests in the award or payment (after payment of all actual reasonable collection costs to Seller) will be assigned by Seller (or the applicable Owner) to Purchaser and net monies theretofore received by Seller or the applicable Owner and not paid to Tenant pursuant to its Lease or Third-Party Ground Lessor pursuant to its Ground Lease in connection with such condemnation, eminent domain or taking will be allowed as a credit against the Sales Price hereunder.

ARTICLE 10
MISCELLANEOUS

10.1         Remedies.

(a)             If Purchaser defaults in the performance of any material term of this Agreement for more than ten (10) days after written notice from Seller (except there shall be no grace period or notice required if Purchaser intentionally defaults in the payment of the Sales Price on the Closing Date), Seller, as its sole and exclusive remedy hereunder, may terminate this Agreement and the Title Company will pay Seller all of the Deposit that Seller may retain, which amount is agreed upon by and between Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof; and no other damages, rights or remedies at law or in equity shall in any case be collectible, enforceable or available to Seller, but Seller shall accept said cash payment as Seller’s total and exclusive damages and relief; provided, however, that Seller’s receipt and acceptance of the Deposit will not prejudice, waive or in any manner affect any and all remedies available at law, in equity, or hereunder with respect to enforcing the Purchaser’s Surviving Obligations.

(b)             If Seller defaults (x) except as set forth in the next succeeding clause (y), in the performance of any material term of this Agreement for more than ten (10) days after written notice from the Purchaser or (y) intentionally in the assignment and conveyance of the Interests on the Closing Date for more than two (2) Business Days after written notice from the Purchaser, the Purchaser, as its sole and exclusive remedy, may either: (i) cancel and terminate

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this Agreement by written notice, and upon such termination, the Title Company will pay Purchaser all of the Deposit, and in the event the default is as a result of Seller’s intentional failure to assign and convey the Interests on the Closing Date, Seller’s intentional misrepresentation of a Seller Warranty, the intentional creation by Seller of a Material Title Exception that is not cured by Seller on or prior to the Closing or an act of Seller done with the intent to prevent a condition precedent to Closing from being fulfilled, (A) if such default by Seller was not caused by Seller and/or its Affiliates engaging in a Fundamental Transaction, Seller will reimburse Purchaser for its actual out-of-pocket third party costs incurred in connection with this Agreement and the transaction contemplated by this Agreement (which may include, without limitation, reasonable attorneys’ fees) in an amount not to exceed Two Million and No/100 Dollars ($2,000,000.00) or (B) if such default by Seller was caused by Seller and/or its Affiliates engaging in a Fundamental Transaction and such default results in Seller’s failure to close pursuant to this Agreement, (1) Seller will reimburse Purchaser for its actual out-of-pocket third party costs incurred in connection with this Agreement and the transaction contemplated by this Agreement (which may include, without limitation, reasonable attorneys’ fees) in an amount not to exceed Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) and (2) Seller will be required to pay Purchaser a fee equal to Five Million and No/100 Dollars ($5,000,000.00) not later than ten (10) Business Days following such termination, and thereafter neither party shall have any further liability hereunder, except that Purchaser will continue to be liable for the Surviving Obligations or, (ii) except if Seller’s failure to close pursuant to this Agreement was caused by Seller and/or its Affiliates engaging in a Fundamental Transaction (in which case Purchaser’s sole remedy shall be pursuant to clause (b)(i)(B) above), as an alternative remedy to such cancellation, Purchaser may apply for a decree of specific performance, provided that any suit for specific performance must be brought within thirty (30) days after the expiration of Seller’s cure period with respect to such default. In no event may a suit for specific performance be brought in respect of any particular provision of this Agreement but only in respect of specific performance of Seller’s obligation to assign and convey the Interests and/or execute and deliver (or cause to be executed and delivered) the documents set forth in Section 7.3 of this Agreement. Purchaser’s failure to bring such suit within thirty (30) days after the expiration of Seller’s cure period with respect to such default shall be deemed a waiver of the right to bring suit at any later date for specific performance with respect to the relevant default (but not with respect to any other default occurring after such date) and, in the event such default was the failure on the part of Seller to consummate the sale of the Interests as contemplated hereunder, shall constitute the Purchaser’s election to terminate this Agreement in accordance with the terms of Section 10.1(b)(i)(A) above. In no event will Seller be liable or responsible for (and Purchaser hereby waives) all claims to recover any monetary damages whatsoever, whether general, special, incidental or consequential allegedly arising from any breach of this Agreement by Seller, except as provided in Section 3.2, this Section 10.1(b) or Section 10.11, but subject in all cases to the limitations of Sections 3.2 and 10.17.

/s/ MPB	/s/ JB
Purchaser Initials	Seller’s Initials

10.2         Additional Actions and Documents. Each of the Parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

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10.3         Amendments. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Party against whom enforcement of the amendment, modification, or discharge is sought.

10.4         Notices. Any notices required or permitted to be given hereunder will be given in writing, signed by the Party giving the same, and will be delivered (a) in person, (b) by a commercial overnight courier that guarantees next Business Day delivery and provides a receipt, or (c) by electronic mail (with Request a Read Receipt), when followed by delivery via nationally recognized overnight courier, and such notices will be addressed as follows:

To Seller:	c/o LXP Industrial Trust
One Penn Plaza, Suite 4015
New York, NY 10119
Attention: Lara Johnson
E-mail: ljohnson@lxp.com

with a copy to:	c/o LXP Industrial Trust
One Penn Plaza, Suite 4015
New York, NY 10119
Attention: Joseph Bonventre, Esquire
E-mail: jbonventre@lxp.com; LANotices@lxp.com and LALegal@lxp.com

with a copy to:	Eiseman Levine Lehrhaupt & Kakoyiannis P.C.
805 Third Avenue
New York, New York 10022
Attention: Jonathan Eiseman, Esq.
E-mail: jeiseman@eisemanlevine.com

To Purchaser:	LX JV Investor II LLC
520 Madison Ave
30th Floor
New York, NY 10022
Attention: Andrew Shore
E-mail: ashore@dkpartners.com

with a copy to:	Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036
Attention: Craig Brown, Esq.
E-mail: craig.brown@dechert.com

To Title Company:	First American Title Insurance Company
1125 17th Street, Suite 500
Denver, Colorado 80202
Attention: Jordan Dunn and Seth Holley
E-mail: jdunn@firstam.com and seholley@firstam.com

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or to such other address as either Party may from time to time specify in writing to the other Parties. Any notice, personally delivered, will be effective upon delivery. Any such communication, if sent via electronic mail or if sent via facsimile, will be deemed to have been given and received on the day indicated on either the electronic mail or the confirmed facsimile delivery transmission (provided duplicate copy is also sent via overnight courier). If the last day of a period within which either Party is required or allowed to provide a notice, demand, offer, election, acceptance or other communication hereunder should fall upon a Saturday, Sunday or legal holiday then, the next full Business Day will be included in such period and such notice, offer, demand, request or communication may be made and given on such next full Business Day. Notices may be delivered on behalf of the parties by their respective attorneys.

10.5         Waivers. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

10.6         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7         Governing Law. This Agreement is delivered in and shall be governed by and construed according to the substantive laws and judicial decisions of State of New York (regardless of the place of business, residence, location or domicile of the Parties hereto or any of their constituent members, partners or principals). Each Party hereby submits to personal jurisdiction in the State of New York for the enforcement of this Agreement and hereby waives any claim or right under the laws of any other state or of the United States to object to such jurisdiction. If such litigation is commenced, each Party agrees that service of process may be made by serving a copy of the summons and complaint upon each Party, through any lawful means, including upon its registered agent within the State of New York, whom each Party hereby appoints as its agent for this purpose. The means of obtaining personal jurisdiction and perfecting service of process set forth above are not intended to be exclusive but are in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by applicable law.

10.8         Assignment. Except as otherwise expressly provided by Sections 7.3(b) and 7.6 of this Agreement, no Party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Parties hereto; provided, however, that until the date that is ten (10) days prior to the Closing Date, Purchaser shall have the right to assign this Agreement to an Affiliate of DKCM LP with advance written notice to, but without the consent of, Seller.

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10.9         No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto, and no provision of this Agreement shall be deemed to confer any third-party benefit.

10.10     Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.11     Attorneys’ Fees If either Party brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing Party in such action shall be entitled to recover court costs and reasonable attorney's fees actually incurred from the other. The provisions of this Section 10.11 shall survive the Closing, or if the purchase and sale is not consummated, any cancellation or termination of this Agreement.

10.12     Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

10.13     Tax Free Exchanges. Notwithstanding Section 10.8 hereof, Seller is permitted to designate any Interest as part of a one or more tax-free exchanges under the Code (a “Tax Free Exchange”). Each Interest that is designated as part of a Tax Free Exchange shall be treated as a separate and independent “deferred exchange” within the meaning of Treasury Regulation 1.1031(k)-1(a), with a separate qualified intermediary and as such the Seller shall be eligible to identify up to three (3) potential replacement properties with respect to each Interest and shall not be subject to the limitations set forth in Treasury Regulation Section 1.1031(k)-1(c)(4)(i). The Parties hereto agree to cooperate with the other in each such transaction, including, but not limited to, executing any commercially reasonable documents requested by the Seller and cooperating in a commercially reasonable manner with any facilitator in each such Tax Free Exchange, provided that (a) the Closing shall not be delayed or extended (other than extensions otherwise expressly contemplated by the terms of this Agreement) or affected by reason of any Tax Free Exchange nor shall the consummation or accomplishment of any Tax Free Exchange be a condition precedent or condition subsequent to any Party’s obligations under this Agreement, (b) Seller shall effect each Tax Free Exchange through an assignment or partial assignment of its rights under this Agreement to a qualified intermediary or exchange accommodation titleholder within the meaning of Treasury Regulations Section1.1031(k)-1(g)(4)(v) (provided no such assignment shall release or diminish any of the obligations and liabilities of Seller hereunder) and (c) Purchaser shall not be required to acquire or hold title to any real property other than the Real Properties for purposes of consummating any Tax Free Exchange. Purchaser shall not by this Agreement or acquiescence to any Tax Free Exchange, (1) have its rights under this Agreement affected or diminished in any manner, (2) be responsible for compliance with or be deemed to have warranted that any Tax Free Exchange in fact complies with applicable provisions of the Code, (3) incur any additional cost or expense or potential liability as a result of any Tax Free Exchange by Seller (other than de minimis

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costs associated with the review by Purchaser’s counsel of acknowledgments and/or notices required in connection with each such Tax Free Exchange) or (4) be obligated to execute any agreement to effectuate any Tax Free Exchange promulgated by Seller (or any other party to the Tax Free Exchange), other than a Notice of Assignment to Purchaser which shall be substantially in the form of Exhibit E attached hereto or a separate purchase and sale agreement for certain of the Interests, provided that such purchase and sale agreement, when taken together with this Agreement, does not otherwise affect any of the rights or obligations of Purchaser. Seller shall indemnify Purchaser and hold Purchaser harmless from any and all actual out of pocket third party costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by Purchaser solely in connection with any exercise by Seller of any of its rights under this Section 10.13 to designate any Interest as part of a Tax Free Exchange. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any cancellation or termination of this Agreement.

10.14     Escrow Agent.

(a)             The Title Company shall accept the Deposit with the understanding of the parties that Title Company is not a party to this Agreement except to the extent of its specific responsibilities hereunder and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to each other.

(b)             The Title Company shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document that is given to the Title Company without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.

(c)             The Title Company shall not be bound in any way by any other agreement or understanding between the Parties hereto, whether or not the Title Company has knowledge thereof or consents thereto unless such consent is given in writing.

(d)             The Title Company’s sole duties and responsibilities under as escrow agent for the Deposit shall be to hold and disburse the Deposit in accordance with this Agreement.

(e)             The Title Company shall not be liable for any action taken or omitted by the Title Company in good faith and believed by the Title Company to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the fraud, willful misconduct or gross negligence of the Title Company.

(f)              Upon the disbursement of the Deposit in accordance with the terms of this Agreement, the Title Company shall be relieved and released from any liability under this Agreement.

(g)             The Title Company may resign at any time upon at least ten (10) days prior written notice to the Parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Title Company, the Title Company shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, the Title Company shall be fully relieved of all of its duties, responsibilities and obligations under this

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Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the Parties hereto shall not approve a successor escrow agent within such period, the Title Company may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Title Company shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

(h)             Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Title Company harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Title Company (including reasonably attorneys’ fees, expenses and court costs) by reason of the Title Company’s acting or failing to act in connection with any of the matters contemplated by this Agreement in its capacity as escrow agent for the Deposit or in carrying out the terms of this Agreement, except as a result of the Title Company’s fraud or negligence.

(i)              In the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the Parties in and to, or the disposition of, the Deposit, either Party (a “Demanding Party”) may deliver to the other Party and the Title Company a written demand for payment of the Deposit (the “Demand”). The Title Company shall pay the Deposit to the Demanding Party unless the other Party, within ten (10) days following the delivery of the Demand to the other Party, shall deliver written notice (the “Dispute Notice”) to the Title Company and the Demanding Party stating that the other Party disputes the right of the Demanding Party to receive payment of the Deposit. If the other Party fails to timely deliver a Dispute Notice to the Title Company and the Demanding Party, the Title Company, promptly upon the expiration of such ten (10) day period, shall pay the Deposit to the Demanding Party without further authorization or direction from the other Party and conclusively shall be discharged and released from any liability or obligation to the other Party with respect to such payment. If the other Party timely delivers a Dispute Notice to the Title Company and the Demanding Party, the Title Company either shall (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which the Title Company shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the Parties in any action or proceeding which may be brought to determine the rights of the Parties to all or any part of the Deposit. Notwithstanding anything to the contrary contained herein, Seller, Purchaser and Title Company each hereby acknowledges and agrees that payment of the Deposit and the balance of the Purchase Price to Seller pursuant to Section 7.2 of this Agreement shall not require written demand therefor by the Party to whom the Deposit and the balance of the Purchase Price is to be paid, nor shall such payment be subject to objection by the other Party.

(j)              The Title Company shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

(k)             The provisions of this Section 10.14 shall survive the Closing or any termination of this Agreement.

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10.15     Non-Imputation. Purchaser hereby acknowledges that the obligations of Seller hereunder are those solely of Seller and not of its officers, directors, shareholders, members, managers, agents or employees (collectively the “Seller’s Affiliates”). Purchaser shall have no right to seek damages from, or allege a cause of action against, the Seller’s Affiliates. Purchaser hereby agrees that its sole recourse for any actions, claims, liabilities, damages and demands of every nature whatsoever, whether known or unknown, arising out of any matter in connection with this Agreement or the transactions contemplated hereby, to the extent specifically provided for in this Agreement, shall be to Seller’s interest in the Interests and the net proceeds thereof and Purchaser specifically agrees that neither the Seller nor the Seller’s Affiliates shall be personally liable for any judgment or the payment of any monetary obligations to Purchaser. The provisions of this Section 10.15 shall survive the Closing, or if the purchase and sale is not consummated, any cancellation or termination of this Agreement.

10.16     Broker.

(a)             Warranty. The Parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction other than Eastdil Secured, L.L.C. (in its capacity as broker arranging for the equity capitalization of the Partnership, the “Sale Broker” and in its capacity as broker arranging for the Loan, the “Mortgage Broker”). At Closing, pursuant to a separate agreement between Seller and the Sale Broker, Seller will pay a commission to the Sale Broker in accordance with the provisions of Section 7.4 of this Agreement and pursuant to a separate agreement to be entered into between the Partnership and the Mortgage Broker, the Partnership will pay a commission to the Mortgage Broker in accordance with the provisions of Section 7.4 of this Agreement.

(b)             Indemnity. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Seller or Purchaser, then the party through whom such person makes its claim will defend the other party (the “Indemnified Party”) from such claim, and will indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any cancellation or termination of this Agreement.

10.17     Joint and Several; Limitation on Liability. All obligations of the Seller under this Agreement shall apply to each Seller on a joint and several basis. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller collectively and the maximum aggregate amount which may be awarded to and collected by Purchaser under this Agreement will under no circumstances whatsoever exceed TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) in the aggregate for all of the Properties, provided that, such maximum amount shall not apply with respect to any liability of Seller under Sections 3.1(k), 3.1(s), 3.1(v)(b), 7.4, 7.5, 10.13 and 10.16 (and, for the avoidance of doubt, any amounts awarded to and collected by Purchaser with respect to any liability of Seller under such sections shall not have the effect of reducing the maximum aggregate liability set forth in this Section 10.17).

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10.18     Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein will survive the Closing.

10.19     TIME IS OF THE ESSENCE. TIME SHALL BE OF THE ESSENCE in the performance by Purchaser of all of its respective obligations hereunder.

10.20     No Construction Against Drafter. The Parties took an equal share in drafting this Agreement; therefore, no rule of contract construction that would operate to construe this Agreement or any part thereof strictly against the drafter shall be applied in any action or proceeding relating hereto.

10.21     Contract Execution. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement shall become effective only after the execution and delivery of this Agreement by each of the Parties hereto and no course of conduct, oral agreement or written memoranda shall bind Purchaser or Seller or the Parties hereto with respect to the subject matter hereof except this Agreement.

10.22     Entire Agreement. This Agreement, all of the Exhibits and schedules hereto and thereto, the Access Agreement and the Confidentiality Agreement, contain all representations, warranties and covenants made by Purchaser and Seller and their respective Affiliates and constitute the entire understanding between the Parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements (other than the Confidentiality Agreement and Sections 6, 12 and 14 of the Access Agreement) in connection with the transaction contemplated by this Agreement are replaced in total by this Agreement, together with the Exhibits and schedules hereto and thereto.

10.23     Financing. The Parties have mutually agreed to apply for a Loan directly or indirectly encumbering the Properties (other than the Property located in Warren, Michigan) to finance a portion of the Purchase Price, but the closing of such Loan shall not be a condition to Closing (and, for the avoidance of doubt, the Parties shall have no obligation to obtain the Loan). If the Loan closes, all costs and expenses incurred by the Parties in connection with the Loan shall be paid in accordance with Section 7.4 of this Agreement. Otherwise, Seller shall pay twenty percent (20%) and Investor Partner shall pay (or cause to be paid) eighty percent (80%) of any costs and expenses associated with the attempt to obtain such Loan, including, without limitation, lender-required due diligence, lender legal fees, breakage costs for any interest rate cap or hedge instrument, and title and other search charges, promptly after receipt of invoices therefor. If the Loan is obtained by Closing, Seller and Purchaser shall execute at Closing the Loan Documents in form and substance mutually agreeable to the Parties. The provisions of this Section 10.23 shall survive the Closing or the expiration or earlier termination of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf as of the date first above written.

SELLER:

LXP INDUSTRIAL TRUST, a Maryland real estate investment trust

By:	/s/ Joseph Bonventre
Name: Joseph Bonventre
Title: Executive Vice President

NET LEASE STRATEGIC ASSETS FUND L.P.,
a Delaware limited partnership

By: LMLP GP LLC,
a Delaware limited liability company,
its general partner

	By:	LXP Manager Corp.,
a Delaware corporation,
its manager

		By:	/s/ Joseph Bonventre
Name: Joseph Bonventre
Title: Vice President

LEPERCQ CORPORATE INCOME FUND L.P.,
a Delaware limited partnership

By: Lex GP-1 Trust,
a Delaware statutory trust,
its general partner

		By:	/s/ Joseph Bonventre
Name: Joseph Bonventre
Title: Vice President

INVESTOR PARTNER:

LX JV Investor II LLC, a Delaware limited liability company

By:	/s/ Morgan P. Blackwell
Name: Morgan P. Blackwell
Title: Manager

This Agreement has been received by the Title Company this 29th day of December, 2021. By its execution of this Agreement, below, the Title Company hereby agrees to be bound by the terms hereof to the extent that this Agreement imposes duties upon the Title Company, including, without limitation, all of the terms and provisions of Section 10.14 hereof.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Seth Holley
Name: Seth Holley
Title: Underwriting Counsel

Schedule 1

List of HOLDCO SUBSIDIARIES, General Partners, Owners and Properties

[Omitted]

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT

ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (“Assignment”) is made as of the ____ day of _________, 2021, by and between [_________________] (“Assignor”) and _____________________ (“Assignee”).

In consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants and agreements contained herein, Assignor and Assignee hereby agree as follows:

1.               Assignor does hereby assign, convey and transfer unto Assignee all right, title and interest of Assignor in, to and under that certain Purchase and Sale Agreement (the “Contract”), dated as of December _, 2021, between LXP Industrial Trust, Net Lease Strategic Assets Fund L.P. and Lepercq Corporate Income Fund L.P., as Seller, and Assignor, as Purchaser, in respect of the Interests as defined and described in such Contract. This Assignment includes all of Assignor’s right, title and interest in and to the Deposit (as defined in the Contract).

2.               Assignee hereby accepts the foregoing assignment and assumes all of the covenants, conditions, obligations and liabilities under the Contract.

3.               This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Assignment, any signature transmitted by e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

(Signatures on following page)

IN WITNESS WHEREOF, this Assignment has been duly signed the date above set forth.

ASSIGNOR:
[___________________], a ________

By:
Name:
Title:

ASSIGNEE:

_______________________a Delaware limited partnership

By:
a Delaware limited liability company,
its General Partner

By:
Name:
Title:

Exhibit B

FORM OF ASSIGNMENT OF INTERESTs

Assignment of INTERESTS

THIS ASSIGNMENT OF INTERESTS (this “Assignment”) is made as of [] [], 2021 between ______________, a _________________ (“Assignor”), and ___________________, a Delaware limited partnership (the “Partnership”).

WHEREAS, Assignor is the owner of 100% of the general partnership interests, non-member manager interests, limited partnership interests and limited liability company interests (collectively, the “Interests”) described on Schedule 1 hereto in the limited partnership and limited liability companies set forth in Schedule1 hereto; and

WHEREAS, Assignor desires to assign, transfer and convey all of its right, title and interest in the Interests to the Partnership.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Assignment. Assignor hereby assigns, transfers and sets over to the Partnership the Interests including all capital relating thereto and profits derived therefrom, in each case, free of liens, security interests and encumbrances. The Partnership hereby accepts such assignment, and assumes all of Assignor’s duties, obligations and rights relating to the Interests on and after the date hereof subject to the terms of the applicable limited liability company or limited partnership agreements.

2.       Parties Bound. No party may assign this Assignment without the prior written consent of the other party, and any such prohibited assignment shall be void. Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

3.       Governing Law. This Assignment shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware without giving effect to the conflict of law principles thereof.

4.       Time. Time is of the essence in the performance of this Assignment.

5.       Execution in Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment.

6.       Representations and Warranties. This Assignment is made without recourse and without any representation or warranty (express or implied) except as set forth in that certain Purchase and Sale Agreement dated as of December __, 2021 between Assignor and _________, as assigned by ____________ to the Partnership by Assignment and Assumption of Purchase and Sale Agreement, dated as of __________ __, 2021.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed as of the date first above written.

___________________________

By:
Name:
Title:

___________________________

By:
Name:
Title:

SCHEDULE 1

Exhibit C

Form of

OWNER’S AFFIDAVIT AND NON-IMPUTATION AFFIDAVIT

TO: FIRST AMERICAN TITLE INSURANCE COMPANY (the “Title Company”)

File No.______________________

Joseph Bonventre, being duly sworn, deposes and says:

1.               I am the Executive Vice President of LXP Industrial Trust (“Lexington”) and the Vice President of _________, the ________ of ________ (“_______” and together with Lexington, “Indemnitors”) and am authorized to make this affidavit on behalf of each Indemnitor. The following representations and warranties of Lexington made herein are limited to apply only to those properties and property owners owned by Lexington as shown on Exhibit A attached hereto, and the representations and warranties of ________ made herein are limited to apply only to those properties and property owners owned by _______ as shown on Exhibit A attached hereto.

2.               No property owner has granted any leases or rights of possession in and to the premises described on Schedule A to the above-referenced commitment to insure (the “Property”), other than those certain leases described in the title commitment.

3.               Except as set forth on Schedule 2 hereto, no property owner has ordered any work to be done on any Property in the last 180 days for which payment has not been made and no property owner has ordered any other work prior to 180 days which is still in progress.

4.               No proceedings in bankruptcy have ever been instituted by or against Lexington, __________, or any property owner, and no party has made an assignment for the benefit of creditors.

5.               Indemnitors are, directly or indirectly, selling to_________ all of the membership and partnership interests in the property owners listed next to their respective names in Exhibit A attached hereto. In connection with such sale, Title Company is issuing a non-imputation endorsement in favor of the buyer of the membership and partnership interests in the owners of the Property, insuring said buyer against the respective knowledge of Lexington and ________, as the owner of the property owners.

6.               Neither Indemnitors, nor any property owner, has done anything to create any unrecorded deeds, purchase agreements, leases, easements (other than customary agreements for utilities, cable, antennae, fiber optic and other similar service providers), options to purchase (except as provided in the leases), rights of first refusal (except as set forth in the leases), mortgages, deeds of trust, judgments, liens, encumbrances in any Property whatsoever, except (b) as shown on the title commitments issued by Title Company or as may have been omitted by the Title Company from any prior title commitment sent by the Title Company to Indemnitors , or (c) as otherwise set forth in this Owner’s Affidavit. No tenant has a right of first refusal or right of first offer in connection with the sale of the interests contemplated by this transaction.

7.               This affidavit is made for the purposes of inducing the Title Company to issue their policies of title insurance with respect to the Property without exception to mechanic liens, interests not shown in the property records, and rights of parties in possession, and with the aforementioned non-imputation endorsement. Whenever the context so requires, the singular number includes the plural and the masculine includes the feminine. Any reference in this Affidavit to the “Company” shall not include any agent of the Company or any lessee of the Property, or any successor thereof, or any subtenant or assignee of any such lessee or successor.

{REMAINDER OF PAGE LEFT INTENTIONALLY BLANK}

SIGNATURE PAGE TO OWNER’S AFFIDAVIT

LXP Industrial Trust

By:
Name: Joseph Bonventre
Title: Executive Vice President

______________________

By:	__________, its __________

By:
Name:
Title:

Sworn to and subscribed to

before me this ___ day of ______ 2021.

_____________________

Notary Public

EXHIBIT A

Entities

Entities owned by.

Entities owned by LXP Industrial Trust

Schedule 1

Schedule 2

Exhibit D

FORM OF PARTNERSHIP AGREEMENT

[separately filed]

Exhibit E

Tax Free Exchange Acknowledgment and Consent

NOTICE OF ASSIGNMENT TO PURCHASER

You are hereby notified that all of Taxpayer’s right, title, and interest (but not its obligations) in and to the Relinquished Property Contract have been assigned to Qualified Intermediary, under the Exchange Agreement between Taxpayer and Qualified Intermediary.

Purchaser acknowledgement

NNN MFG Cold JV L.P., a Delaware limited partnership

By:	LXPDK II GP LLC, a Delaware limited liability company, its general partner
By:	LXP Manager Corp., a Delaware corporation, its manager

By:	_____________________________
Its:	_________________________

NNN MFG Cold Holdco L.P., a Delaware limited partnership

By:	NNN MFG Cold Holdco GP LLC, a Delaware limited liability company, its general partner
By:	NNN MFG Cold JV L.P., a Delaware limited partnership, the sole member
By:	LXPDK II GP LLC, a Delaware limited liability company, its general partner
By:	LXP Manager Corp., a Delaware corporation, its manager

By:	_____________________________
Its:	_________________________

Exhibit F-1

form of amended and restated subsidiary llc agreement

[Omitted]

Exhibit F-2

form of amended and restated subsidiary lp agreement

[Omitted]

Exhibit F-3

form of holdco gp llc agreement

[Omitted]

Exhibit F-4

form of holdco lp agreement

[Omitted]